Exhibit 2.1

Agreement And Plan Of Merger

by and among

CollabRx, Inc.,

CollabRx Merger Sub, Inc.

and

Medytox Solutions, Inc.

Dated as of April 15, 2015

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of April 15, 2015, by and among CollabRx, Inc., a Delaware corporation (“Parent”), CollabRx Merger Sub, Inc., a Nevada corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Medytox Solutions, Inc., a Nevada corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties”).

RECITALS

WHEREAS, the Parties desire to enter into a strategic business combination transaction pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, subject to the terms and conditions set forth in this Agreement, unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the strategic business combination transaction contemplated hereby, including the Merger (defined below), and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub have, subject to the terms and conditions set forth in this Agreement, unanimously approved this Agreement, and have determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for in this Agreement, and the Parent Board has determined to recommend to the stockholders of Parent, among other things, that they approve the issuance of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) in connection with the strategic business combination transaction provided for in this Agreement (the “Parent Share Issuance”);

WHEREAS, the Parties intend for federal income tax purposes that the Merger shall qualify (a) as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and (b) as a tax-free contribution of the Company Common Stock to the Parent in exchange for the Parent Common Stock in a transaction governed by Section 351 of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations (the “Tax-Free Reorganization/Contribution”);

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, each of the Key Company Stockholders has entered into a Support Agreement (each, a “Company Support Agreement”) dated as of the date of this Agreement with Parent and Merger Sub, pursuant to which each of the applicable Company stockholders has agreed, among other things, to vote all of the Company Capital Stock beneficially owned by it in favor of the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in such Company Support Agreement;

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, each of the Key Parent Stockholders has entered into a Support Agreement (each, a “Parent Support Agreement”) dated as of the date of this Agreement with the Company, pursuant to which each of the applicable stockholders of Parent has agreed, among other things, to vote all of the Parent Common Stock beneficially owned by it in favor of approval of the Parent Proposals (defined below), on the terms and subject to the conditions set forth in such Parent Support Agreement;

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, each of Parent, the Key Company Stockholders and Key Parent Stockholders identified in Appendix A has entered into the Post-Merger Stockholders Agreement dated as of the date of this Agreement;

WHEREAS, in connection with the Closing, the employee of Parent identified in Appendix B (the “Key Employee”) shall execute and deliver to Parent or the applicable Subsidiary of Parent the New Employment Agreement dated as of the Closing Date;

WHEREAS, immediately following the Effective Time, the Parent Common Stock outstanding immediately prior to the Effective Time, on a Fully Diluted Basis, shall comprise ten percent (10%) of the Closing Capitalization; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”), Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the NRS as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, the Company Common Stock and Company Stock Options outstanding immediately prior to the Effective Time, on a Fully Diluted Basis (but excluding Company Preferred Stock and the D&D Convertible Note), shall be converted into shares of Parent Common Stock or options to purchase shares of Parent Common Stock comprising an aggregate of ninety percent (90%) of the Closing Capitalization; provided, however, that such percentage shall be decreased for any Company Dissenting Shares, as further provided in Sections 1.8 and 1.9 below.

Section 1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date that is no later than three (3) Business Days following the satisfaction or (subject to applicable Law) waiver of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the Parties (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Akerman LLP, One Southeast Third Avenue, 25th Floor, Miami, Florida 33131, or at such other place as the Parties may agree.

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Section 1.3 Effective Time. As soon as practicable on the Closing Date, the Company shall (a) file articles of merger (the “Articles of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the NRS, and (b) make all other filings or recordings required under the NRS in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Nevada Secretary of State or at such subsequent time as Parent and the Company may agree and as shall be specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth herein and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.5 Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of the Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Medytox Solutions, Inc.” until thereafter changed or amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, or as provided by applicable Law (subject to Section 6.7(b)).

Section 1.6 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended so as to read in its entirety as the articles of incorporation of the Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Medytox Solutions, Inc.” until thereafter amended in accordance with the terms thereof or as provided by applicable Law (subject to Section 6.7(b)).

Section 1.7 Directors and Officers. The directors and officers of Merger Sub shall be the individuals specified in Section 1.7 of the Company Disclosure Letter (as such provision of the Company Disclosure Letter may be amended by the Company from time to time prior to the Effective Date upon written notice to Parent), in each case, immediately prior to the Effective Time. Such individuals shall be the directors and officers of the Surviving Corporation, in each case, from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

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Section 1.8 Effect on Capital Stock.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (but excluding any shares cancelled under Section 1.8(g)), shall be converted into and shall thereafter represent the right to receive the number of validly issued, fully paid and non-assessable shares of Parent Common Stock based on and equal to the Exchange Ratio (collectively with any shares of Parent Capital Stock to be issued pursuant to clauses (c), (d) and (e) of this Section 1.8 and Section 2.4, the “Merger Consideration”). For purposes of this Agreement, (i) the “Exchange Ratio” means (A) nine (9) multiplied by the Parent Effective Time Shares, (B) divided by the Company Select Effective Time Shares, (ii) the “Parent Effective Time Shares” means the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time (but after the Parent Reverse Split) on a Fully Diluted Basis (for the avoidance of doubt, the Post-Closing Parent Stock Options and the New Preferred Shares are excluded from the Parent Effective Time Shares), and (iii) “Company Select Effective Time Shares” means the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (but after the Company Option Cancellation) on a Fully Diluted Basis, but excluding the D&D Convertible Note and the Company Preferred Stock. For the avoidance of doubt, Company Select Effective Time Shares excludes the Post-Closing Company Stock Options.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Series B Non-Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Shares”; and, each holder of Series B Shares, a “Series B Shareholder”) issued and outstanding immediately prior to the Effective Time (but excluding any Series B Shares cancelled under Section 1.8(g)), shall be converted into and shall thereafter represent the right to receive one validly issued, fully paid and non-assessable share of Series B Convertible Preferred Stock of Parent, par value $0.01 per share (the “New Series B Shares”).

(d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Series D Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series D Shares” and, each holder of Series D Shares, a “Series D Shareholder”) issued and outstanding immediately prior to the Effective Time (but excluding any Series D Shares cancelled under Section 1.8(g)), shall be converted into and shall thereafter represent the right to receive one validly issued, fully paid and non-assessable share of Series D Convertible Preferred Stock of Parent, par value $0.01 per share (the “New Series D Shares”).

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(e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Series E Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series E Shares” and, each holder of Series E Shares, a “Series E Shareholder”) issued and outstanding immediately prior to the Effective Time (but excluding any Series E Shares cancelled under Section 1.8(g)), shall be converted into one validly issued, fully paid and non-assessable share of Series E Convertible Preferred Stock of Parent, par value $0.01 per share (the “New Series E Shares; and, collectively with the New Series B Shares and the new Series E Shares, the “New Preferred Shares”).

(f) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of outstanding Company Capital Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Capital Stock (“Capital Stock Certificates”) or book-entry shares which immediately prior to the Effective Time represented shares of Company Capital Stock (“Capital Stock Book-Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Company Capital Stock except as provided herein or by Law.

(g) Each share of Company Capital Stock owned by Parent, Merger Sub or any of their Subsidiaries or held by the Company or any of its Subsidiaries (including any shares held in the treasury of the Company) at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

Section 1.9 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock (whether in certificated or book-entry form) issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the applicable provisions of Sections 92A.300 through 92A.500 of the NRS (such shares of Company Capital Stock being referred to collectively as the “Company Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the NRS with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Sections 92A.300 through 92A.500 of the NRS; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Sections 92A.300 through 92A.500 of the NRS or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 92A.300 through 92A.500 of the NRS, such holder’s Company Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.8, without interest thereon, upon surrender of the Capital Stock Certificate formerly representing such Company Dissenting Shares or transfer of the Capital Stock Book-Entry Shares, as applicable. The Company shall provide Parent written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and the Company shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands; provided, that Parent shall have the right to consent to any final resolution of such demands, which consent shall not be unreasonably withheld, conditioned or delayed. Except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

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Section 1.10 Parent Stock Options and Other Derivative Securities . Prior to the Effective Time, Parent shall take such actions as may be necessary to assume and continue the existence of each and every option and warrant to purchase shares of Parent Capital Stock ("Parent Stock Options") outstanding and unexercised at such time. The terms and conditions governing such options and warrants shall remain unchanged, including without limitation with respect to vesting schedule. Prior to the Effective Time, Parent shall take such actions as may be necessary to cause each and every restricted stock unit of Parent to settle prior to the Effective Time in accordance with its terms.

Section 1.11 Company Stock Options .

(a) By virtue of the Merger, Parent shall assume the Company Stock Plans and each option to purchase shares of Company Common Stock under the applicable Company Stock Plans or independent of the Company Stock Plans that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (collectively, the “Company Stock Options”) shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Parent and shall be converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (a “Converted Parent Stock Option”), on substantially the same terms and conditions as were applicable to such Company Stock Option immediately before the Effective Time (including expiration date, vesting conditions, and exercise provisions, but taking into account any changes thereto, including the acceleration thereof, provided for in the Company Stock Plans, in an award agreement or in such Company Stock Option by reason of this Agreement or the transactions contemplated herein), except that: (i) each Converted Parent Stock Option shall have an exercise price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock underlying such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded, if necessary, up to the nearest whole cent; and (ii) the number of shares of Parent Common Stock which shall be subject to each such Converted Parent Stock Option shall be the number of shares of Company Common Stock subject to each Company Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Parent Common Stock; provided, however, that notwithstanding anything to the contrary in this Agreement, in all cases such conversion shall be effected in a manner consistent with the requirements of Section 424(a) of the Code (as modified by Section 409A of the Code with respect to Company Stock Options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code). For the avoidance of doubt, the term Company Stock Options shall not include the Cancelled Company Options, which shall be cancelled pursuant to an agreement between the Company and each holder thereof prior to the Effective Time.

(b) Prior to the Effective Time, the Parent Board (or the appropriate committee thereof) and the Company Board (or the appropriate committee thereof) shall take such action and adopt such resolutions as are required to effectuate the treatment of the Company Stock Options pursuant to the terms of this Section 1.11, and to take all actions reasonably required to effectuate any provision of this Section 1.11, including (i) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to assume and continue the Company Stock Plans subject to any amendment or termination in accordance with the terms of such plans; (ii) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of a Converted Parent Stock Option; (iii) the Company Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to ensure that, after the Effective Time, neither the Company nor the Surviving Corporation will be required to deliver shares of Company Common Stock or any other capital stock to any person pursuant to or in settlement of Company Stock Options; and (iv) the Company Board shall approve the cancellation of the Cancelled Company Options.

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(c) As soon as practicable following the Effective Time, Parent shall file a Form S-8 registration statement (or such other appropriate form), or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock available for grant and delivery under the Company Stock Plans from and after the Effective Time and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the Company Stock Plans.

Section 1.12 Certain Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Capital Stock are changed into a different number of shares or different class of capital stock of the Company by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change. For the avoidance of doubt, the formulation of the Exchange Ratio set forth in Section 1.8(b) takes into account the prior occurrence of the Parent Reverse Split.

Section 1.13 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a Tax-Free Reorganization/Contribution and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations.

ARTICLE II
EXCHANGE OF SHARES

Section 2.1 Exchange Agent. Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as agent pursuant to an Exchange Agent Agreement, which agreement shall be reasonably acceptable to the Company. On or as soon as reasonably practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Capital Stock, book-entry shares (or certificates if requested) representing the Parent Capital Stock issuable pursuant to Sections 1.8 and 2.4 in exchange for outstanding shares of Company Capital Stock. Any shares of Parent Capital Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any other purpose. Parent shall pay, or shall cause to be paid, all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Capital Stock Certificates or transfer of the Capital Stock Book-Entry Shares to the Exchange Agent) (a “Letter of Transmittal”) for use in such exchange. The Letter of Transmittal shall be in customary form and have such other provisions as Parent may reasonably specify.

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Section 2.2 Exchange Procedures.

(a) Each holder of Company Capital Stock shall be required to deliver a duly executed and completed Letter of Transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. If the Company Capital Stock being exchanged for Merger Consideration is certificated, the corresponding Capital Stock Certificate shall be delivered to the Exchange Agent together with the Letter of Transmittal. Upon surrender of such Letter of Transmittal (and if applicable, a Capital Stock Certificate) to the Exchange Agent, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Company Capital Stock shall be entitled to receive in exchange therefor: (i) in the case of Company Common Stock, (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8(b) (after taking into account all shares of Company Capital Stock then held by such holder), and (B) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.4, (ii) in the case of Series B Shares, one or more shares of New Series B Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8(c) (after taking into account all Series B Shares then held by such holder), (iii) in the case of Series D Shares, one or more shares of New Series D Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8(d) (after taking into account all Series D Shares then held by such holder) and (iv) in the case of Series E Shares, one or more shares of New Series E Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8(e) (after taking into account all Series E Shares then held by such holder).

(b) No interest will be paid or will accrue on any cash payable pursuant to Section 2.2(d).

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(c) In the event of a transfer of ownership of a Capital Stock Certificate representing Company Capital Stock that is not registered in the stock transfer records of the Company, the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Capital Stock Certificate so surrendered is registered if the Capital Stock Certificate formerly representing such Company Capital Stock is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment or issuance pays any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Capital Stock Certificate or establishes to the reasonable satisfaction of Parent that the Tax has been paid or is not applicable.

(d) Distributions with Respect to Unexchanged Shares. All shares of Parent Capital Stock to be issued pursuant to this Agreement shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of a class or series of Parent Capital Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement of the same class or series of Parent Capital Stock; provided, however, that no dividends or other distributions declared or made in respect of the Parent Capital Stock shall be paid to the holder of any unsurrendered Capital Stock Certificate or Capital Stock Book-Entry Shares until such holder surrenders such Capital Stock Certificate or Capital Stock Book-Entry Shares in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Capital Stock Certificate or Capital Stock Book-Entry Shares, there shall be paid to such holder of shares of Parent Capital Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time therefor paid with respect to such whole shares of Parent Capital Stock; and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Capital Stock.

Section 2.3 No Further Ownership Rights. All shares of Parent Capital Stock issued in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.2(d)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock.

Section 2.4 No Fractional Shares of Parent Common Stock.

(a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Capital Stock Certificates or Capital Stock Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to have any rights, including without limitation dividend or distribution rights, as a stockholder of Parent or a holder of shares of Parent Common Stock.

(b) Notwithstanding anything contained in this Agreement to the contrary, each holder of shares of Company Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Capital Stock Certificates or Capital Stock Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, one whole share of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested).

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Section 2.5 Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Capital Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Capital Stock for the Merger Consideration in accordance with Section 2.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Capital Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Capital Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.7 Lost Certificates. If any Capital Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Capital Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Capital Stock Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Capital Stock Certificate, the Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Capital Stock Certificate (and unpaid dividends and distributions, if any, on shares of Parent Capital Stock to which such holders are entitled pursuant to Section 2.2(d)) as contemplated under this Article II.

Section 2.8 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such withheld amounts shall be remitted to the applicable Governmental Entity and such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.9 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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Section 2.10 Stock Transfer Books. The stock transfer books of the Company shall be closed at the close of business on the day on which the Effective Time occurs and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. On or after the Effective Time, any Capital Stock Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Capital Stock formerly represented thereby (including any shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed since March 31, 2014 but prior to the date of this Agreement (but excluding any disclosures contained under the heading “Risk Factors” or “forward looking statements” or any other disclosures included in such filings to the extent that they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature) or (ii) as set forth in the Company Disclosure Letter delivered by the Company to Parent prior to or concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power; Organizational Documents; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has delivered or made available to Parent a true and correct copy of the Organizational Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of the Organizational Documents. The Company has delivered or made available to Parent true, correct and complete copies of the minute books of the Company and each of its Subsidiaries from January 1, 2013 through the date of this Agreement. Such minute books contain a correct and complete copy of the minutes or written consents of all meetings of or actions by the directors, managers, members, partners or shareholders, as applicable, or any committees thereof (or, in the case of any minutes or written consents that have not been finalized, drafts thereof), and such minutes or written consents record, in all material respects, all meetings or material corporate actions held or taken through the date of this Agreement by such directors, managers, members, partners or shareholders, as applicable, or any committees thereof.

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(c) Section 3.1(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.1(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company and any other Person. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws or (y) arising pursuant to the Organizational Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 500,000,000 shares of Company Common Stock and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 5,000 of such shares have been designated the Series B Shares, 1,000,000 of such shares have been designated the “Series C Convertible Preferred Stock” (the “Series C Shares”), 200,000 of such shares have been designated the Series D Shares and 100,000 of such shares have been designated the Series E Shares. As of the date of this Agreement (the “Company Capitalization Date”), (1) 29,306,026 shares of Company Common Stock are issued and outstanding, (2) no shares of Company Common Stock are issued and held by the Company in its treasury, (3) 5,000 Series B Shares are issued and outstanding, (4) no Series C Shares are issued and outstanding, (5) 50,000 Series D Shares are issued and outstanding and (6) 45,000 Series E Shares are issued and outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of the Company.

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(b) Stock Awards.

(i) As of the Company Capitalization Date, an aggregate of 24,095,000 shares of Company Common Stock are subject to issuance pursuant to Company Stock Options or Company Stock Awards granted under the plans listed in Section 3.2(b) of the Company Disclosure Letter (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”) or granted independent of such plans. Section 3.2(b)(i) of the Company Disclosure Letter sets forth as of the Company Capitalization Date a list of each outstanding Company Equity Award granted under the Company Stock Plans or independent of such plans and (A) the name of the holder of such Company Equity Award, (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans or independent of such plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Except for the Company Stock Plans and as set forth in Section 3.2(b)(ii)(A) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards or as set forth in Section 3.2(b)(ii)(B) of the Company Disclosure Letter, as of the date hereof, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Company Voting Debt or shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Company Voting Debt or shares of capital stock of (or securities convertible into or exercisable or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) Except for withholding in accordance with the terms of the Company’s equity incentive plans and grant agreements, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

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(c) Voting Debt. No bonds, debentures, notes or other Indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equity holders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exercisable or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Company Voting Debt”).

(d) Company Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for Company Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Company Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exercisable or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in the case of each of clauses (i), (ii) and (iii) that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.3 Corporate Authority.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to the adoption of this Agreement by the affirmative vote of the holders of at least a majority of each of the outstanding Company Common Stock, outstanding Series D Shares and outstanding Series E Shares, respectively, entitled to vote thereon, and the unanimous consent of the holders of all of the outstanding Series B Shares (the “Company Stockholder Approval”), and to the filing and recording of the Articles of Merger under the provisions of the NRS. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

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(b) As of the date of this Agreement, the Company Board, by resolution duly adopted at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement; (ii) resolved to recommend adoption of this Agreement to the stockholders of the Company; and (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption.

(c) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.21, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the Company Common Stock, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.21, the Company Board has taken all action so that the Company will not be deemed to have agreed to any acquisition of a controlling interest in an issuing corporation (as such terms are used in Sections 78.378 to 78.3793 inclusive of the NRS) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby.

Section 3.4 Governmental Filings; No Violations, Etc.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3, (ii) under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) required to be made with NASDAQ, (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” Laws, and (v) as set forth in Section 3.4(a) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by the Company from any Governmental Entity, in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both), (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company’s certificate of incorporation or bylaws or any equivalent organizational or governing documents of any of the Company’s Subsidiaries; (ii) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) except as set forth in Section 3.4(b)(iii) of the Company Disclosure Letter, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.5 Company Reports; Financial Statements.

(a) Except as set forth on Section 3.5(a) of the Company Disclosure Letter, since January 1, 2013, the Company has filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission (the “SEC”), including exhibits and other information incorporated therein as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company’s Subsidiaries is required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (together with the related notes and schedules thereto, collectively, the “Company Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of the Company and the Company’s Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates and for the periods referred to therein.

(b) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the over the counter Bulletin Board, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c) The Company and each of its Subsidiaries have established and maintain a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, all of which are set forth on Section 3.5(d) of the Company Disclosure Letter, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) To the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2013 through the date of this Agreement relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents. As of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Company's Knowledge, threatened, in each case regarding any accounting practices of the Company.

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Section 3.6 Absence of Certain Changes. Since March 31, 2014, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (a) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement; (b) liabilities or obligations incurred in accordance with or in connection with this Agreement; (c) liabilities or obligations incurred since September 30, 2014 in the ordinary course of business consistent with past practice; and (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose, or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries, in the Company Financial Statements or other Company SEC Documents.

Section 3.8 Litigation.

(a) As of the date of this Agreement, except as set forth in Section 3.8(a) of the Company Disclosure Letter, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings (collectively, “Actions”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, other than any such Action that (i) does not involve an amount in controversy in excess of $50,000, or (ii) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries, is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer or director of the Company.

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(b) For the avoidance of doubt, the provisions of this Section 3.8 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 3.16 of this Agreement.

Section 3.9 Compliance with Laws.

(a) The Company and each of its Subsidiaries is and, since December 31, 2013, has been in compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a Company Material Adverse Effect. The Company is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and any rules and regulations thereunder, as well as other anti-corruption laws to which it may be subject. None of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company or its Subsidiaries, has, directly or indirectly, provided anything of value to any foreign official, as that term is defined in the FCPA, in connection with obtaining, retaining or otherwise securing an improper advantage in connection with the business of the Company or its Subsidiaries.

(b) The Company is not engaged in the “practice of medicine” as that term is defined by any state or federal law, regulation, or rule regulating the “practice of medicine” in the United States or as interpreted by any government or quasi-government regulatory body, professional board, or accrediting body regulating the practice of medicine in the United States.

(c) The Company has not received any notice from any government or quasi-government regulatory body, professional board, or accrediting body which regulates the practice of medicine in the United States with respect to any past, present, or proposed product, service, advertisement, or business activity of the Company.

(d) The Company is not engaged in the field of “telehealth” as that term is defined by any state or federal law, regulation, or rule regulating the “practice of medicine” and/or “telehealth” in the United States or as interpreted by any government or quasi-government regulatory body, professional board, or accrediting body regulating the practice of medicine in the United States.

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(e) The Company has not received any notice from any government or quasi-government regulatory body, professional board, or accrediting body which regulates the practice of medicine and/or “telehealth” in the United States with respect to any past, present, or proposed product, service, advertisement, or business activity of the Company.

(f) For the avoidance of doubt, the provisions of this Section 3.9 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 3.16.

Section 3.10 Properties. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries, as the case may be, (i) hold good and valid title to all of the properties and assets reflected in the September 30, 2014 balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business) (collectively, with respect to real property, the “Company Owned Real Property”), free and clear of all Liens, except for Permitted Liens and other matters described in Section 3.10 of the Company Disclosure Letter; (ii) holds the Company Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease; (iii) is the lessee or permittee of all leasehold estates reflected in the March 31, 2014 financial statements included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) (collectively, with respect to real property, the “Company Leased Real Property”); (iv) is in possession of the Company Leased Real Property, and each lease underlying the Company Leased Real Property is valid and in full force and effect, and constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to the Bankruptcy and Equity Exception; and (v) has not received any written notice of termination or cancellation of or of a breach or default in connection with the Company Leased Real Property.

Section 3.11 Contracts.

(a) As of the date of this Agreement, except as set forth in Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), whether or not filed by the Company with the SEC;

(ii) employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) Company Employee providing for an annual base salary in excess of $50,000;

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(iii) Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly owned Subsidiary thereof or (B) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $50,000;

(vi) Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given Third Party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(vii) Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any Third Party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any Third Party;

(viii) Contracts relating to Indebtedness for borrowed money or any guarantee of any Indebtedness for borrowed money (other than in respect of Indebtedness for borrowed money of a wholly owned Subsidiary of the Company) or loans or other advances to any Person in excess of $50,000;

(ix) Contracts where the Company or any of its Subsidiaries has received or expects to receive $50,000 or more in revenues pursuant to such agreements in the current fiscal year;

(x) Contracts with respect to the receipt of any goods and services involving a payment of $50,000 or more per annum;

(xi) Employee collective bargaining agreement or other Contract with any labor union;

(xii) Joint venture, alliance, partnership or limited liability company agreements or similar Contracts relating to the formation, creation, operation, management or control of any joint venture, alliance, partnership or limited liability company that (A) is material to the Company, any of its Subsidiaries or any of its Subsidiaries; (B) is material to any investment in, or other commitment to, any Related Entity of the Company; or (C) would reasonably be expected to require the Company or its Subsidiaries to make expenditures in excess of $50,000 or more in the current fiscal year;

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(xiii) Contract which is not otherwise described in clauses (i)-(xii) above that is material to the Company and its Subsidiaries, taken as a whole; or

(xiv) Contracts material to the Company’s or any of its Subsidiaries' Intellectual Property owned or used by the Company or any of its Subsidiaries.

(b) All Contracts to which the Company or any of its Subsidiaries is a party to or bound by as of the date of this Agreement that are of the type described in clause (a) above are referred to herein as the “Company Material Contracts.” Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Material Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the Company’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception, (ii) all Company Material Contracts are in full force and effect, (iii) the Company and each of its Subsidiaries has performed all material obligations required to be performed by them under the Company Material Contracts to which they are parties, (iv) to the Company’s Knowledge, each other party to a Company Material Contract has performed all material obligations required to be performed by it under such Company Material Contract and (v) no party to any Company Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Company Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Company Material Contract, has repudiated in writing any material provision thereof. Since January 1, 2013, neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Company Material Contract or any other Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective material properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each, a “Company Benefit Plan”). For purposes of this Agreement, the term “Company Foreign Benefit Plans” shall mean those Company Benefit Plans maintained, sponsored or contributed to primarily for the benefit of current or former employees of the Company or any ERISA Affiliate who are or were regularly employed outside the United States. Section 3.12(a) of the Company Disclosure Letter sets forth a true, complete and correct list of each Company Foreign Benefit Plan to Parent. For purposes of this Section 3.12 and Section 4.11, “ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with any other entity, is considered under common control and treated as one employer under Section 414(b) of the Code. The Company has no express or implied commitment to terminate or modify or change any Company Benefit Plan, other than with respect to a termination, modification or change required by this Agreement, ERISA or the Code or which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(b) Except as set forth in Section 3.12(b) of the Company Disclosure Letter, with respect to each Company Benefit Plan (including each Company Foreign Benefit Plan to the extent applicable), the Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the Internal Revenue Service (the “IRS”); (v) the most recent Form 5500 required to have been filed, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any notices to or from the IRS, Department of Labor, Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Entity relating to any unresolved compliance issues in respect of any such Company Benefit Plan; and (viii) all material amendments, modifications or supplements to any Company Benefit Plan.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, each Company Benefit Plan has been administered in all material respects in accordance with its terms, applicable Law (including Section 409A of the Code) and any applicable collective bargaining agreement, including, in all material respects, timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Company Benefit Plans. With respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Company’s Knowledge, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. None of the Company or any of its Subsidiaries has received notice of and, to the Company’s Knowledge, there are no audits or investigations by any Governmental Entity with respect to, or other Actions against or involving any Company Benefit Plan or asserting rights or claims to benefits under any Company Benefit Plan (other than routine claims for benefits payable in the normal course). Other than as set forth in Section 3.12(c) of the Company Disclosure Letter, each Company Benefit Plan subject to ERISA that provides retiree healthcare or life insurance benefits in the United States provides by its terms that it may be amended or terminated without material liability to the Company or any of its Subsidiaries at any time after the Effective Time (other than as required by applicable Law).

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(d) Except as set forth in Section 3.12(d) of the Company Disclosure Letter, no Company Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to, or has any liability with respect to, a “multiemployer plan” or “multiple employer plan.”

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate maintains or contributes to, or in the past has maintained or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. With respect to each plan set forth in Section 3.12(e) of the Company Disclosure Letter that is subject to Section 412 of the Code or Section 302 of Title IV of ERISA, except to the extent that the event or condition in question would not give rise to a Company Material Adverse Effect, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Company Benefit Plan that is subject to Title IV of ERISA; (iii) all premiums to the PBGC have been timely paid in full; (iv) there has not been a partial termination; and (v) none of the following events has occurred: (A) the filing of a notice of intent to terminate, (B) the treatment of an amendment to such a Company Benefit Plan as a termination under Section 4041 of ERISA or (C) the commencement of proceedings by the PBGC to terminate such a Company Benefit Plan and, to the Company’s Knowledge, no condition exists that presents a substantial risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan.

(f) (i) Each Company Foreign Benefit Plan has, in all material respects, been established, maintained and administered in compliance with its terms and all applicable Laws and Orders of any controlling Governmental Entity; (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Company Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law.

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Section 3.13 Labor and other Employment Matters.

(a) Each of the Company and its Subsidiaries is in material compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including without limitation the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, plant closure or mass or group layoff or separation issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, collective bargaining, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Except as specifically identified on Section 3.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any labor union or collective bargaining agreement. There is no unfair labor practice charge pending or, to the Company’s Knowledge, threatened which if determined adversely to the Company or its Subsidiaries would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization (a) seeking to represent employees of the Company or any of its Subsidiaries or recognition by the Company or any of its Subsidiaries as the representative of a collective bargaining unit with respect to any of the employees of the Company or any of its Subsidiaries or (b) compelling the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no material strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to the Company’s Knowledge, threatened, and neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three (3) years.

(b) As of the date of this Agreement, the Company employs 170 full-time employees and 17 part-time employees and engages 25 consultants or independent contractors. Section 3.13(b) of the Company Disclosure Letter sets forth all material compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each current officer, employee, consultant and independent contractor of the Company who received compensation in excess of $50,000 for the year ended December 31, 2014 or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2015.

(c) The Company has identified in Section 3.13(c) of the Company Disclosure Letter and has made available to Parent true and complete copies of (A) all current severance and employment agreements with directors, officers or employees of or consultants to the Company, (B) all current severance programs and policies of the Company with or relating to its employees, and (C) all current plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, none of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including severance, parachute or otherwise) becoming due to any director or employee of the Company or any Subsidiary from the Company or such Subsidiary under any agreement or otherwise, (B) increase any benefits otherwise payable under any agreement with the Company or any Subsidiary or (C) result in any acceleration of the time of payment or vesting or any material benefits, except as required by Law. No individual who is a party to an employment agreement listed in Section 3.13(c) of the Company Disclosure Letter or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor to the Knowledge of the Company, has an event occurred that could reasonably be expected to give rise to a termination event in either case under circumstances that has given, or could reasonably be expected to give, rise to a severance obligation on the part of the Company under such agreement.

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(d) Except as set forth on Section 3.13(d) of the Company Disclosure Letter, to the Knowledge of the Company each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms made available to the counsel for Parent. Except as set forth on Section 3.13(d) of the Company Disclosure Letter, to the Knowledge of the Company each current and former employee of the Company or any Subsidiary has executed a non-solicitation agreement substantially in the form or forms made available to counsel for Parent. The Company is not aware that any of its employees is in violation of any agreement covered in this Section 3.13(d). To the Knowledge of the Company, no current employee, consultant or independent contractor of the Company or any of its Subsidiaries: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-solicitation agreement, non-competition agreement, or any other contract with any other Person by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, the Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; (ii) is party to any contract with any prior employer or other party that prohibits or otherwise restricts such employee, consultant or independent contractor in any material respect from performing his prior or current duties at the Company or any of its Subsidiaries; or (iii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any contract under which such employee, consultant or independent contractor has assigned or otherwise granted (or agreed to assign or otherwise grant) to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Knowledge of the Company, the employment of any employee of the Company or any of its Subsidiaries and the use by the Company or any of its Subsidiaries of the services of any consultant or independent contractor has not and does not subject the Company or any of its Subsidiaries to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for the Company or any of its Subsidiaries, whether such liability is based on contractual or other legal obligations to such third party.

Section 3.14 Tax.

(a) (i) All federal and state Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by the Company or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were or will be prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing by the Company or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing (or otherwise to the Company's Knowledge) by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by the Company to Parent and adequately reserved for in the Company Financial Statements. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

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(b) No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received from any federal, state, local or non-U.S. Taxing Authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company or any of its Subsidiaries. Section 3.14(b) of the Company Disclosure Letter lists all Tax Returns filed by the Company and its Subsidiaries for taxable periods ended on or after December 31, 2011, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Parent has received (or had made available to it) correct and complete copies of all federal and state income Tax Returns filed by the Company and each of its Subsidiaries for taxable periods ended on or after December 31, 2011 and all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by the Company or any of its Subsidiaries with respect to those taxable periods.

(c) There are no Liens on the Company’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Company Financial Statements.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.

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(f) Except as listed on Section 3.14(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company); or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise. Any Tax allocation or sharing agreement that is listed on Section 3.14(f) of the Company Disclosure Letter will be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year). As of the Closing Date, the Company and its Subsidiaries shall have no further liability or claim under such Tax allocation or sharing agreements.

(g) Except as listed on Schedule 3.14(g) of the Company Disclosure Letter, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or any Subsidiary is a party and that is treated as a partnership for federal income Tax purposes.

(h) Neither the Company nor any Subsidiary has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i) No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction nor is there any factual or legal basis for any such claim.

(j) Neither the Company nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k) Neither the Company nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither the Company nor any Subsidiary participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(m) Neither the Company nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). The Company and each Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

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(n) No gain recognition agreements have been entered into by either the Company or any Subsidiary, and, except as listed on Section 3.14(n) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has obtained a private letter ruling or closing agreements from the IRS (or any comparable ruling from any other Taxing Authority).

(o) Neither the Company nor any Subsidiary is or has at any time been (A) a “controlled foreign corporation” as defined by Section 957 of the Code; (B) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; or (C) a “passive foreign investment company” nor has the Company or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.

(p) The Company and each Subsidiary is in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(q) Except as listed on Section 3.14(q) of the Company Disclosure Letter, there is no agreement, contract or arrangement to which the Company or any Subsidiary is a party that would, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 162 (other than 162(a)), or 404 of the Code.

(r) Neither the Company nor any Subsidiary has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) as a result of any prepaid amount received on or prior to the Closing Date, (iv) as a result of an election under Section 108(i) of the Code or (v) as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(s) The Company and its Subsidiaries have complied in all material respects with all applicable unclaimed property Laws. Without limiting the generality of the foregoing, the Company and each Subsidiary has established and followed procedures to identify any unclaimed property and, to the extent required by Law, remit such unclaimed property to the applicable Governmental Entity. The Company’s and each Subsidiary’s records are adequate to permit a Governmental Entity or other outside auditor to confirm the foregoing representations.

(t) All transactions for taxable years for which the statute of limitations is still open (including but not limited to sales of goods, loans, and provision of services) between (i) the Company or any Subsidiary and (ii) any other Person that is controlled directly or indirectly by the Company (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration.

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(u) The unpaid Taxes of the Company and each Subsidiary (i) did not exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Subsidiary in filing its Tax Returns. Since the filing of the Company Financial Statements, neither the Company nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(v) The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(w) The Company has provided or otherwise made available to Parent all of the Company’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date including all Tax opinions relating to and in the audit files of the Company or its Subsidiaries that have been received since December 31, 2011.

Section 3.15 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property used in its business as currently conducted (the “Company Intellectual Property”); (ii) the conduct of its business as currently conducted, including the use of any Intellectual Property by the Company or its Subsidiaries, does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the Company’s Knowledge, no Person is challenging, infringing on, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, Order or proceeding with respect to any Company Intellectual Property and (v) no Intellectual Property owned by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. The Company Intellectual Property comprises all of the Intellectual Property that is used in or is reasonably necessary to conduct the Company's business as currently conducted. Neither the Company nor any of its Subsidiaries has agreed to indemnify any Person against any infringement of any Intellectual Property rights of any third party with respect to any Company Intellectual Property, other than indemnification provisions contained in the Company's or any of its Subsidiaries’ purchase orders or other contracts entered into in the ordinary course of business.

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(b) The Company and its Subsidiaries have taken all commercially reasonable steps to protect the confidentiality and value of all material trade secrets and any other material confidential information that are owned, used or held by the Company or its Subsidiaries in confidence, including entering into licenses and Contracts that require licensees, contractors, or other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To the Company’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to a valid and enforceable non-disclosure agreement, license or any other appropriate Contract which, in each of the preceding cases has not been breached by such other Person.

(c) The consummation of the transactions contemplated by this Agreement will not diminish or terminate the ownership of or rights in any material Company Intellectual Property and, after the Closing Date, the Company and its Subsidiaries will have the right to use such Intellectual Property on the same basis as prior to the consummation of the transactions contemplated by this Agreement.

(d) Schedule 3.15(d) of the Company Disclosure Letter lists all patents and pending patent applications and registrations and applications for copyrights, trademarks, trade names, or service marks and domain names owned by the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”). To the Company’s Knowledge, the Company Registered Intellectual Property is valid, enforceable and subsisting. All required filings and fees related to the Company Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entity and authorized registrars. Section 3.15(d) of the Company Disclosure Letter also sets forth a complete and correct list of all written or oral licenses and arrangements (i) pursuant to which the use by any Person of the Company Intellectual Property is permitted by the Company and/or its Subsidiaries or (ii) pursuant to which the Company and/or any of its Subsidiaries is permitted by any Person to use the Intellectual Property of such Person, except in either case for (A) nondisclosure agreements; (B) Company Personnel Agreements (defined below); (C) the nonexclusive license of or access to commercially available object code, internal use software, including any terms of service or privacy policies for websites; (D) access to technology which is software pursuant to “shrink wrap” or “click wrap” agreements; and (E) licenses to software or other technology preinstalled or embedded in hardware (collectively, the “Company Intellectual Property Licenses”). The Company Intellectual Property Licenses are valid, biding and enforceable and are in full force and effect. There is no material default under any Company Intellectual Property License by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. The Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, is in material compliance with all obligations under each Company Intellectual Property License.

(e) Except as set forth in Section 3.15(e) of the Company Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any third Person (other than pursuant to any Company Intellectual Property Licenses or amounts payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Company Intellectual Property by the Company or any of its Subsidiaries and none will become payable as a result of the consummation of the transactions contemplated hereby.

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(f) Each current and former employee and consultant of the Company and its Subsidiaries has executed an agreement with the Company or its Subsidiaries relating to proprietary information and assignment of inventions substantially in the form made available to Parent (the “Company Personnel Agreements”). To the Company’s Knowledge, no current or former employee or consultant has violated any provision thereof. The Company or its Subsidiaries have secured valid written assignments from all of the Company's and its Subsidiaries’ consultants, contractors and employees who conceived (in whole or in part) of any Company Intellectual Property, to the extent legally permissible. No current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property Rights.

(g) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties (other than funds received in consideration for the Company's or any of its Subsidiaries' stock) was used in the development of the Company Intellectual Property. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for any governmental entity, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries. To the Knowledge of the Company, no Governmental Entity, university, college, or other educational institution or non-profit research center has any claim or right in or to any Company Intellectual Property.

(h) To the extent the Company uses any “open source” or “copyleft” software or is a party to “open” or “public source” or similar licenses, the Company is in compliance with the terms of any such licenses, and the Company is not required under any such license to (a) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software or (b) distribute or make available any of the Company’s proprietary software or intellectual property (or to permit any such distribution or availability).

(i) In connection with the Company’s or any of its Subsidiaries’ collection, use or transmission of personally identifiable information, the Company and its Subsidiaries have complied in all material respects with all applicable Law, its publicly available privacy policy and any contractual obligations to third parties.

Section 3.16 Environmental Matters.

(a) The Company and its Subsidiaries are, and have been for the past five (5) years, in material compliance with all Environmental Laws, and any past material noncompliance by the Company and its Subsidiaries with Environmental Laws has been resolved.

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(b) (i) Each of the Company and its Subsidiaries has, as applicable, developed and submitted or obtained, maintained and materially complied with all Environmental Permits that are required for the conduct and operation of its business, and the Company or any applicable Subsidiary of the Company has not received any written notice that any such Environmental Permit is not in full force and effect; and (ii) to the Company’s Knowledge, no such Environmental Permit is or will be subject to review, revision, major modification, voidance or prior consent by any Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth in Section 3.16(c) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has received any written notice of any violation of, or liability under, Environmental Laws or Environmental Permits or with respect to Hazardous Materials in the last five (5) years or that remains open or not fully resolved or otherwise terminated.

(d) Except as set forth in Section 3.16(c) of the Company Disclosure Letter, there are no pending or, to the Company’s Knowledge, threatened, civil, criminal or administrative Actions, notices of violation, or arbitrations, which, in each instance, is alleged against the Company or any of its Subsidiaries or related to the Company Owned Real Property or the Company Leased Real Property or any other property previously owned or operated by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries retains any liabilities.

(e) Neither the Company nor any of its Subsidiaries has Released or received a written notice of a Release of Hazardous Materials and, to the Company’s Knowledge, none of them has other notice of a Release of any Hazardous Materials on, at, or from the Company Owned Real Property or the Company Leased Real Property, except for any release (i) that is (A) in compliance with Environmental Laws or Environmental Permits and (B) occurring in a manner or in quantities or locations that would not require any investigation or remediation of soil or groundwater or any other environmental media, including in an offshore environment, under Environmental Laws, or (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as set forth in Section 3.16(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has transported or disposed of, or arranged for the transport or disposal of any Hazardous Material at or to any off-site location which, to the Company’s Knowledge, has resulted in, or would reasonably be expected to result in, a liability to the Company.

(g) The Company has made available to Parent true and complete copies of, or access to, correct and complete copies of (i) all Environmental Permits currently in effect; and (ii) results of any material reports, assessments, studies, analyses, tests, correspondence or monitoring, possessed or initiated by the Company or any of its Subsidiaries pertaining to Hazardous Materials in, on or under their Company Owned Real Property or Company Leased Real Property, or concerning compliance by the Company or any of its Subsidiaries with Environmental Laws.

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Section 3.17 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (each a “Company Insurance Policy”) is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such Company Insurance Policy; (b) neither the Company nor any of its Subsidiaries is in breach or default under any Company Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Company Insurance Policy.

Section 3.18 Regulatory Matters; Permits.

(a) Each of the Company and its Subsidiaries holds all material licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances with, and has submitted notices to, all Governmental Entities necessary for the lawful operating of the businesses of the Company or any of its Subsidiaries as currently conducted (the “Company Permits”), and to the Company’s Knowledge all such Company Permits are valid, and in full force and effect. Since January 1, 2013, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits, and no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit.

(b) For the avoidance of doubt, the provisions of this Section 3.18 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials, are solely and exclusively made in Section 3.16 of this Agreement.

Section 3.19 Interested Party Transactions. Except as disclosed in Section 3.19 of the Company Disclosure Letter, since January 1, 2013, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act and that has not been so disclosed.

Section 3.20 Company Information. The information relating to the Company or any Subsidiary of the Company to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4 will not, at the time the Form S-4 is declared effective, the time the Joint Proxy Statement is first mailed to stockholders of the Company and Parent and the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information relating to the Company or any Subsidiary of the Company that is provided or to be provided by the Company or its Representatives for inclusion in any document (other than the Form S-4) filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated hereby (including the Joint Proxy Statement and the Form S-4) (except for such portions thereof that relate only to Parent, Merger Sub or any of their Subsidiaries) will comply as to form and substance in all material respects with the provisions of the Securities Act and the Exchange Act.

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Section 3.21 Company Ownership of Parent Securities. Prior to the Parent Board approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the NRS, neither the Company nor any of its Subsidiaries, alone or together with any other Person, was at any time, or became, an “interested stockholder” (as such term is defined in Section 78.3787 of the NRS) thereunder or has taken any action that would cause any anti-takeover statute under the NRS or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. None of the Company or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Parent Common Stock.

Section 3.22 Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.

Section 3.23 Related Entity Representations. Neither the Company nor any of its Subsidiaries has any Related Entity.

Section 3.24 Tax-Free Reorganization/Contribution. Neither the Company nor any of its Subsidiaries has taken any action, and the Company is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a Tax-Free Reorganization/Contribution.

Section 3.25 No Additional Representations.

(a) Except for the representations and warranties made in this Article III, neither the Company nor the Company’s Subsidiaries nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or Related Entities or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III, neither the Company, its Subsidiaries nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or Related Entities or their respective businesses; or (ii) any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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(b) The Company acknowledges and agrees that it has (i) had the opportunity to meet with the management of Parent and to discuss the business, assets and liabilities of Parent and its Subsidiaries and Related Entities; (ii) been afforded the opportunity to ask questions of and receive answers from officers of Parent; and (iii) conducted its own independent investigation of Parent and its Subsidiaries and Related Entities, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) or Related Entities whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the Parent SEC Documents filed since March 31, 2014 but prior to the date of this Agreement (but excluding any disclosures contained under the heading “Risk Factors” or “forward looking statements” or any other disclosures included in such filings to the extent that they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature) or (ii) as set forth in the Parent Disclosure Letter delivered by Parent to the Company prior to or concurrent with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power; Organizational Documents; Subsidiaries.

(a) Each of Parent and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as presently conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(b) Parent has delivered or made available to the Company a true and correct copy of the Organizational Documents of Parent and each of its Subsidiaries. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of the Organizational Documents. Parent has delivered or made available to the Company true, correct and complete copies of the minute books of Parent and each of its Subsidiaries from January 1, 2013 through the date of this Agreement. Such minute books contain a correct and complete copy of the minutes or written consents of all meetings of or actions by the directors, managers, members, partners or shareholders, as applicable, or any committees thereof (or, in the case of any minutes or written consents that have not been finalized, drafts thereof), and such minutes or written consents record, in all material respects, all meetings or material corporate actions held or taken through the date of this Agreement by such directors, managers, members, partners or shareholders, as applicable, or any committees thereof.

(c) Section 4.1(c)(i) of the Parent Disclosure Letter lists each of the Subsidiaries of Parent as of the date hereof and its place of organization. Section 4.1(c)(ii) of the Parent Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by Parent, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by Parent and any other Person. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent that is owned directly or indirectly by Parent have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws or (y) arising pursuant to the Organizational Documents of any non-wholly owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of Parent consists of: (i) 50,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), of which 10,000 of such shares have been designated the Series A Junior Participating Cumulative Preferred Stock (the “Class A Preferred Shares”). As of the date of this Agreement (the “Parent Capitalization Date”), (x) 10,487,373 shares of Parent Common Stock are issued and outstanding, (y) no shares of Parent Common Stock are issued and held by Parent in its treasury and (z) no Class A Preferred Shares are issued and outstanding. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement (including without limitation the Merger Consideration) will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of the Company.

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(b) Stock Awards.

(i) As of the Parent Capitalization Date, an aggregate of 686,480 shares of Parent Common Stock are subject to issuance pursuant to Parent Stock Options or Parent Stock Awards granted under the plans listed in Section 4.2(b) of the Parent Disclosure Letter (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Parent Stock Plans”) or granted independent of such plans. Section 4.2(b)(i) of the Parent Disclosure Letter sets forth as of the Parent Capitalization Date a list of each outstanding Parent Equity Award granted under Parent Stock Plans or independent of such plans and (A) the name of the holder of such Parent Equity Award, (B) the number of shares of Parent Common Stock subject to such outstanding Parent Equity Award, (C) the exercise price, purchase price or similar pricing of such Parent Equity Award, (D) the date on which such Parent Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Parent Stock Options, the date on which such Parent Stock Option expires. All shares of Parent Common Stock subject to issuance under Parent Stock Plans or independent of such plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Except for Parent Stock Plans and as set forth in Section 4.2(b)(ii)(A) of the Parent Disclosure Letter, there are no Contracts to which Parent is a party obligating Parent to accelerate the vesting of any Parent Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Parent Equity Awards or as set forth in Section 4.2(b)(ii)(B) of the Parent Disclosure Letter, as of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent, (B) options, warrants or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exercisable or exchangeable for shares of capital stock of) Parent or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) Except for withholding in accordance with the terms of Parent’s equity incentive plans and grant agreements, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.

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(c) Voting Debt. No bonds, debentures, notes or other Indebtedness issued by Parent or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equity holders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exercisable or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

(d) Parent Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exercisable or exchangeable for Parent Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of Parent, (ii) options, warrants or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exercisable or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of Parent, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in the case of each of clauses (i), (ii) and (iii) that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

Section 4.3 Corporate Authority.

(a) Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to the adoption of this Agreement and the other Parent Proposals by the affirmative vote of the holders of a majority of the outstanding capital stock of Parent entitled to vote thereon (the “Parent Stockholder Approval”), and to the filing and recording of the Articles of Merger under the provisions of the NRS. The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly authorized and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) As of the date of this Agreement, Parent Board, by resolution duly adopted at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement; (ii) resolved to recommend adoption of this Agreement to the stockholders of Parent; and (iii) directed that this Agreement be submitted to the stockholders of Parent for adoption.

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(c) Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.21, no Takeover Statute or any anti-takeover provision in Parent’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to Parent Common Stock, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.21, Parent Board has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company (as such term is used in Section 203 of the Delaware General Corporation Law) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of Parent stockholders or Parent Board.

Section 4.4 Governmental Filings; No Violations, Etc.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3, (ii) under the Securities Act and the Exchange Act, (iii) required to be made with NASDAQ, (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” Laws, and (v) as set forth in Section 4.4(a) of the Parent Disclosure Letter, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent or Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Merger or any other transaction contemplated by this Agreement, or Parent’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both), (i) subject to obtaining the Parent Stockholder Approval, conflict with or violate any provision of Parent’s certificate of incorporation or bylaws or any equivalent organizational or governing documents of any of Parent’s Subsidiaries; (ii) conflict with or violate any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (iii) except as set forth in Section 4.4(b)(iii) of the Parent Disclosure Letter, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of the execution, delivery or performance of this Agreement by Parent shall constitute or give rise to a Triggering Event under the Parent Rights Agreement (as such term is defined therein).

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Section 4.5 Company Reports; Financial Statements.

(a) Except as set forth on Section 4.5(a) of the Parent Disclosure Letter, since January 1, 2013, Parent has filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent or any of its Subsidiaries with the SEC, including exhibits and other information incorporated therein as they have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of Parent’s Subsidiaries is required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents (together with the related notes and schedules thereto, collectively, the “Parent Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of Parent and Parent’s Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the dates and for the periods referred to therein.

(b) Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries. Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(c) Parent and each of its Subsidiaries have established and maintain a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and Parent Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements.

(d) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, all of which are set forth on Section 4.5(d) of the Parent Disclosure Letter, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) To Parent’s Knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review. Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2013 through the date of this Agreement relating to the Parent SEC Documents and all written responses of Parent thereto through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents. As of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to Parent's Knowledge, threatened, in each case regarding any accounting practices of Parent.

Section 4.6 Absence of Certain Changes. Since March 31, 2014, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

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(a) any Parent Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 4.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (a) liabilities or obligations disclosed and provided for in the balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement; (b) liabilities or obligations incurred in accordance with or in connection with this Agreement; (c) liabilities or obligations incurred since September 30, 2014 in the ordinary course of business consistent with past practice; and (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose, or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries, in the Parent Financial Statements or other Parent SEC Documents. As of the close of business on the date immediately preceding the date of this Agreement, Parent and its Subsidiaries had not less than $6,820,000 of cash and cash equivalents on the balance sheet of Parent and its consolidated Subsidiaries.

Section 4.8 Litigation.

(a) As of the date of this Agreement, except as set forth in Section 4.8(a) of the Parent Disclosure Letter, there are no Actions pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries or any of their respective assets or properties or, to the Knowledge of Parent, any executive officer or director of Parent or any of its Subsidiaries in their capacities as such, other than any such Action that (i) does not involve an amount in controversy in excess of $50,000, or (ii) does not seek material injunctive or other material non-monetary relief. None of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any executive officer or director of Parent or any of its Subsidiaries, is subject to any Order, whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any executive officer or director of Parent.

(b) For the avoidance of doubt, the provisions of this Section 4.8 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by Parent and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 4.16 of this Agreement.

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Section 4.9 Compliance with Laws.

(a) Parent and each of its Subsidiaries is and, since December 31, 2013, has been in compliance with all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s Knowledge, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a Parent Material Adverse Effect. Parent is in material compliance with the FCPA, and any rules and regulations thereunder, as well as other anti-corruption laws to which it may be subject. None of Parent or any of its Subsidiaries, or, to Parent’s Knowledge, any director, officer, agent, employee or other Person associated with or acting on behalf of Parent or its Subsidiaries, has, directly or indirectly, provided anything of value to any foreign official, as that term is defined in the FCPA, in connection with obtaining, retaining or otherwise securing an improper advantage in connection with the business of Parent or its Subsidiaries.

(b) Parent is not engaged in the “practice of medicine” as that term is defined by any state or federal law, regulation, or rule regulating the “practice of medicine” in the United States or as interpreted by any government or quasi-government regulatory body, professional board, or accrediting body regulating the practice of medicine in the United States.

(c) Parent has not received any notice from any government or quasi-government regulatory body, professional board, or accrediting body which regulates the practice of medicine in the United States with respect to any past, present, or proposed Parent product, service, advertisement, or business activity.

(d) Parent is not engaged in the field of “telehealth” as that term is defined by any state or federal law, regulation, or rule regulating the “practice of medicine” and/or “telehealth” in the United States or as interpreted by any government or quasi-government regulatory body, professional board, or accrediting body regulating the practice of medicine in the United States.

(e) Parent has not received any notice from any government or quasi-government regulatory body, professional board, or accrediting body which regulates the practice of medicine and/or “telehealth” in the United States with respect to any past, present, or proposed Parent product, service, advertisement, or business activity.

(f) For the avoidance of doubt, the provisions of this Section 4.9 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by Parent and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 4.16.

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Section 4.10 Properties. Except as would not have a Parent Material Adverse Effect, Parent and its Subsidiaries, as the case may be, (i) hold good and valid title to all of the properties and assets reflected in the September 30, 2014 balance sheet included in the Parent SEC Documents as being owned by Parent or one of its Subsidiaries or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business) (collectively, with respect to real property, the “Parent Owned Real Property”), free and clear of all Liens, except for Permitted Liens and other matters described in Section 4.10 of the Parent Disclosure Letter; (ii) holds the Parent Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease; (iii) is the lessee or permittee of all leasehold estates reflected in the March 31, 2014 financial statements included in the Parent SEC Documents or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) (collectively, with respect to real property, the “Parent Leased Real Property”); (iv) is in possession of the Parent Leased Real Property, and each lease underlying the Parent Leased Real Property is valid and in full force and effect, and constitutes a valid and binding obligation of Parent or the applicable Subsidiary of Parent, subject to the Bankruptcy and Equity Exception; and (v) has not received any written notice of termination or cancellation of or of a breach or default in connection with Parent Leased Real Property.

Section 4.11 Contracts.

(a) As of the date of this Agreement, except as set forth in Section 4.11(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to or bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), whether or not filed by Parent with the SEC;

(ii) employment or consulting Contract (in each case with respect to which Parent has continuing obligations as of the date hereof) with any current or former (x) executive officer of Parent, (y) member of Parent Board, or (z) Parent Employee providing for an annual base salary in excess of $50,000;

(iii) Contract providing for indemnification or any guaranty by Parent or any Subsidiary thereof, in each case that is material to Parent and its Subsidiaries, taken as a whole, other than (x) any guaranty by Parent or a Subsidiary thereof of any of the obligations of (A) Parent or another wholly owned Subsidiary thereof or (B) any Subsidiary (other than a wholly owned Subsidiary) of Parent that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

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(iv) Contract that purports to limit in any material respect the right of Parent or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Parent or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $50,000;

(vi) Contract that contains any provision that requires the purchase of all of Parent’s or any of its Subsidiaries’ requirements for a given product or service from a given Third Party, which product or service is material to Parent and its Subsidiaries, taken as a whole;

(vii) Contract that obligates Parent or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any Third Party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any Third Party;

(viii) Contracts relating to Indebtedness for borrowed money or any guarantee of any Indebtedness for borrowed money (other than in respect of Indebtedness for borrowed money of a wholly owned Subsidiary of Parent) or loans or other advances to any Person in excess of $50,000;

(ix) Contracts where Parent or any of its Subsidiaries has received or expects to receive $50,000 or more in revenues pursuant to such agreements in the current fiscal year;

(x) Contracts with respect to the receipt of any goods and services involving a payment of $50,000 or more per annum;

(xi) Employee collective bargaining agreement or other Contract with any labor union;

(xii) Joint venture, alliance, partnership or limited liability company agreements or similar Contracts relating to the formation, creation, operation, management or control of any joint venture, alliance, partnership or limited liability company that (A) is material to Parent, any of its Subsidiaries or any of its Subsidiaries; (B) is material to any investment in, or other commitment to, any Related Entity of Parent; or (C) would reasonably be expected to require Parent or its Subsidiaries to make expenditures in excess of $50,000 or more in the current fiscal year;

(xiii) Contract which is not otherwise described in clauses (i)-(xii) above that is material to Parent and its Subsidiaries, taken as a whole; or

(xiv) Contracts material to Parent’s or any of its Subsidiaries' Intellectual Property owned or used by Parent or any of its Subsidiaries.

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(b) All Contracts to which Parent or any of its Subsidiaries is a party to or bound by as of the date of this Agreement that are of the type described in clause (a) above are referred to herein as the “Parent Material Contracts.” Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Parent Material Contracts are valid and binding on Parent and/or the relevant Subsidiary of Parent that is a party thereto and, to Parent’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception, (ii) all Parent Material Contracts are in full force and effect, (iii) Parent and each of its Subsidiaries has performed all material obligations required to be performed by them under Parent Material Contracts to which they are parties, (iv) to Parent’s Knowledge, each other party to a Parent Material Contract has performed all material obligations required to be performed by it under such Parent Material Contract and (v) no party to any Parent Material Contract has given Parent or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Parent Material Contract and neither Parent nor any of its Subsidiaries, nor, to Parent’s Knowledge, any other party to any Parent Material Contract, has repudiated in writing any material provision thereof. Since January 1, 2013, neither Parent nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Parent Material Contract or any other Contract to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their respective material properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to result in a Parent Material Adverse Effect.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Parent Disclosure Letter sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of Parent or any ERISA Affiliate, which are now maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each, a “Parent Benefit Plan”). For purposes of this Agreement, the term “Parent Foreign Benefit Plans” shall mean those Parent Benefit Plans maintained, sponsored or contributed to primarily for the benefit of current or former employees of Parent or any ERISA Affiliate who are or were regularly employed outside the United States. Section 4.12(a) of the Parent Disclosure Letter sets forth a true, complete and correct list of each Parent Foreign Benefit Plan to the Company. For purposes of this Section 4.12 and Section 4.11, “ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with any other entity, is considered under common control and treated as one employer under Section 414(b) of the Code. Parent has no express or implied commitment to terminate or modify or change any Parent Benefit Plan, other than with respect to a termination, modification or change required by this Agreement, ERISA or the Code or which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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(b) Except as set forth in Section 4.12(b) of the Parent Disclosure Letter, with respect to each Parent Benefit Plan (including each Parent Foreign Benefit Plan to the extent applicable), Parent has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Parent Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any notices to or from the IRS, Department of Labor, PBGC or any other Governmental Entity relating to any unresolved compliance issues in respect of any such Parent Benefit Plan; and (viii) all material amendments, modifications or supplements to any Parent Benefit Plan.

(c) Except as set forth in Section 4.12(c) of the Parent Disclosure Letter, each Parent Benefit Plan has been administered in all material respects in accordance with its terms, applicable Law (including Section 409A of the Code) and any applicable collective bargaining agreement, including, in all material respects, timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of Parent Benefit Plans. With respect to Parent Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which Parent or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Each Parent Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to Parent’s Knowledge, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan. None of Parent or any of its Subsidiaries has received notice of and, to Parent’s Knowledge, there are no audits or investigations by any Governmental Entity with respect to, or other Actions against or involving any Parent Benefit Plan or asserting rights or claims to benefits under any Parent Benefit Plan (other than routine claims for benefits payable in the normal course). Other than as set forth in Section 4.12(c) of the Parent Disclosure Letter, each Parent Benefit Plan subject to ERISA that provides retiree healthcare or life insurance benefits in the United States provides by its terms that it may be amended or terminated without material liability to Parent or any of its Subsidiaries at any time after the Effective Time (other than as required by applicable Law).

(d) Except as set forth in Section 4.12(d) of the Parent Disclosure Letter, no Parent Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code and neither Parent nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to, or has any liability with respect to, a “multiemployer plan” or “multiple employer plan.”

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(e) Except as set forth in Section 4.12(e) of the Parent Disclosure Letter, neither Parent nor any ERISA Affiliate maintains or contributes to, or in the past has maintained or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. With respect to each plan set forth in Section 4.12(e) of the Parent Disclosure Letter that is subject to Section 412 of the Code or Section 302 of Title IV of ERISA, except to the extent that the event or condition in question would not give rise to a Parent Material Adverse Effect, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Company Benefit Plan that is subject to Title IV of ERISA; (iii) all premiums to the PBGC have been timely paid in full; (iv) there has not been a partial termination; and (v) none of the following events has occurred: (A) the filing of a notice of intent to terminate, (B) the treatment of an amendment to such a Parent Benefit Plan as a termination under Section 4041 of ERISA or (C) the commencement of proceedings by the PBGC to terminate such a Parent Benefit Plan and, to Parent’s Knowledge, no condition exists that presents a substantial risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan.

(f) (i) Each Parent Foreign Benefit Plan has, in all material respects, been established, maintained and administered in compliance with its terms and all applicable Laws and Orders of any controlling Governmental Entity; (ii) each Parent Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Parent Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 4.13 Labor Matters and other Employment Matters.

(a) Each of Parent and its Subsidiaries is in material compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including without limitation the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, plant closure or mass or group layoff or separation issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, collective bargaining, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Neither Parent nor any of its Subsidiaries is a party to or bound by any labor union or collective bargaining agreement. There is no unfair labor practice charge pending or, to Parent’s Knowledge, threatened which if determined adversely to Parent or its Subsidiaries would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s Knowledge, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization (a) seeking to represent employees of Parent or any of its Subsidiaries or recognition by Parent or any of its Subsidiaries as the representative of a collective bargaining unit with respect to any of the employees of Parent or any of its Subsidiaries or (b) compelling Parent or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no material strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to Parent’s Knowledge, threatened, and neither Parent nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three (3) years.

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(b) As of the date of this Agreement, Parent employs 13 full-time employees and one (1) part-time employee and engages five (5) consultants or independent contractors. Section 4.13(b) of the Parent Disclosure Letter sets forth all material compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each current officer, employee, consultant and independent contractor of the Company who received compensation in excess of $50,000 for the year ended December 31, 2014 or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2015.

(c) Parent has identified in Section 4.13(c) of the Parent Disclosure Letter and has made available to the Company true and complete copies of (A) all current severance and employment agreements with directors, officers or employees of or consultants to Parent, (B) all current severance programs and policies of Parent with or relating to its employees, and (C) all current plans, programs, agreements and other arrangements of Parent with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 4.13(c) of the Parent Disclosure Letter, none of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including severance, parachute or otherwise) becoming due to any director or employee of Parent or any Subsidiary from Parent or such Subsidiary under any agreement or otherwise, (B) increase any benefits otherwise payable under any agreement with Parent or any Subsidiary or (C) result in any acceleration of the time of payment or vesting or any material benefits, except as required by Law. No individual who is a party to an employment agreement listed in Section 4.13(c) of the Parent Disclosure Letter or any agreement incorporating change in control provisions with Parent has terminated employment or been terminated, nor to the Knowledge of Parent or Merger Sub, has an event occurred that could reasonably be expected to give rise to a termination event in either case under circumstances that has given, or could reasonably be expected to give, rise to a severance obligation on the part of Parent under such agreement.

(d) Except as set forth on Section 4.13(d) of the Parent Disclosure Letter, to the Knowledge of Parent each current and former employee, consultant and officer of Parent has executed an agreement with Parent regarding confidentiality and proprietary information substantially in the form or forms made available to the counsel for Parent. Except as set forth on Section 4.13(d) of the Parent Disclosure Letter, to the Knowledge of Parent each current and former employee of Parent or any Subsidiary has executed a non-solicitation agreement substantially in the form or forms made available to counsel for Parent. Parent is not aware that any of its employees is in violation of any agreement covered in this Section 4.13(d). To the Knowledge of Parent, no current employee, consultant or independent contractor of Parent or any of its Subsidiaries: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-solicitation agreement, non-competition agreement, or any other contract with any other Person by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, Parent or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; (ii) is party to any contract with any prior employer or other party that prohibits or otherwise restricts such employee, consultant or independent contractor in any material respect from performing his prior or current duties at Parent or any of its Subsidiaries; or (iii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Parent or any of its Subsidiaries that is subject to any contract under which such employee, consultant or independent contractor has assigned or otherwise granted (or agreed to assign or otherwise grant) to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Knowledge of Parent, the employment of any employee of Parent or any of its Subsidiaries and the use by Parent or any of its Subsidiaries of the services of any consultant or independent contractor has not and does not subject Parent or any of its Subsidiaries to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for Parent or any of its Subsidiaries, whether such liability is based on contractual or other legal obligations to such third party.

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Section 4.14 Tax.

(a) (i) All federal and state Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by Parent or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were or will be prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing by Parent or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing (or otherwise to Parent's Knowledge) by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by Parent to Parent and adequately reserved for in Parent Financial Statements. Neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b) No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Parent or any of its Subsidiaries. Neither Parent nor its Subsidiaries has received from any federal, state, local or non-U.S. Taxing Authority (including jurisdictions where Parent or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against Parent or any of its Subsidiaries. Section 4.14(b) of the Parent Disclosure Letter lists all Tax Returns filed by Parent and its Subsidiaries for taxable periods ended on or after March 31, 2012, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Parent has received (or had made available to it) correct and complete copies of all federal and state income Tax Returns filed by Parent and each of its Subsidiaries for taxable periods ended on or after March 31, 2012 and all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by Parent or any of its Subsidiaries with respect to those taxable periods.

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(c) There are no Liens on Parent’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Parent Financial Statements.

(d) Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e) Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.

(f) Except as listed on Section 4.14(f) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement. Neither Parent nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was Parent); or (B) has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise. Any Tax allocation or sharing agreement that is listed on Section 4.14(f) of the Parent Disclosure Letter will be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year). As of the Closing Date, Parent and its Subsidiaries shall have no further liability or claim under such Tax allocation or sharing agreements.

(g) Except as listed on Schedule 4.14(g) of the Parent Disclosure Letter, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Parent or any Subsidiary is a party and that is treated as a partnership for federal income Tax purposes.

(h) Neither Parent nor any Subsidiary has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i) No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where Parent or any Subsidiary does not file Tax Returns that Parent (or such Subsidiary) is or may be subject to taxation by that jurisdiction nor is there any factual or legal basis for any such claim.

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(j) Neither Parent nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k) Neither Parent nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither Parent nor any Subsidiary participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(m) Neither Parent nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). Parent and each Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(n) No gain recognition agreements have been entered into by either Parent or any Subsidiary, and, except as listed on Section 4.14(n) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has obtained a private letter ruling or closing agreements from the IRS (or any comparable ruling from any other Taxing Authority).

(o) Neither Parent nor any Subsidiary is or has at any time been (A) a “controlled foreign corporation” as defined by Section 957 of the Code; (B) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; or (C) a “passive foreign investment company” nor has Parent or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.

(p) Parent and each Subsidiary is in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(q) Except as listed on Section 4.14(q) of the Parent Disclosure Letter, there is no agreement, contract or arrangement to which Parent or any Subsidiary is a party that would, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 162 (other than 162(a)), or 404 of the Code.

(r) Neither Parent nor any Subsidiary has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) as a result of any prepaid amount received on or prior to the Closing Date, (iv) as a result of an election under Section 108(i) of the Code or (v) as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

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(s) Parent and its Subsidiaries have complied in all material respects with all applicable unclaimed property Laws. Without limiting the generality of the foregoing, Parent and each Subsidiary has established and followed procedures to identify any unclaimed property and, to the extent required by Law, remit such unclaimed property to the applicable Governmental Entity. Parent’s and each Subsidiary’s records are adequate to permit a Governmental Entity or other outside auditor to confirm the foregoing representations.

(t) All transactions for taxable years for which the statute of limitations is still open (including but not limited to sales of goods, loans, and provision of services) between (i) Parent or any Subsidiary and (ii) any other Person that is controlled directly or indirectly by Parent (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration.

(u) The unpaid Taxes of Parent and each Subsidiary (i) did not exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Parent Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent and each Subsidiary in filing its Tax Returns. Since the filing of Parent Financial Statements, neither Parent nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(v) Parent operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(w) Parent has provided or otherwise made available to Parent all of Parent’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to Parent or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date including all Tax opinions relating to and in the audit files of Parent or its Subsidiaries that have been received since December 31, 2011.

Section 4.15 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property used in its business as currently conducted (the “Parent Intellectual Property”); (ii) the conduct of its business as currently conducted, including the use of any Intellectual Property by Parent or its Subsidiaries, does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (iii) to Parent’s Knowledge, no Person is challenging, infringing on, misappropriating or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by or exclusively licensed to Parent or its Subsidiaries; (iv) neither Parent nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, Order or proceeding with respect to any Parent Intellectual Property and (v) no Intellectual Property owned by Parent or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. The Parent Intellectual Property comprises all of the Intellectual Property that is used in or is reasonably necessary to conduct Parent's business as currently conducted. Neither Parent nor any of its Subsidiaries has agreed to indemnify any Person against any infringement of any Intellectual Property rights of any third party with respect to any Parent Intellectual Property, other than indemnification provisions contained in Parent's or any of its Subsidiaries’ purchase orders or other contracts entered into in the ordinary course of business.

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(b) Parent and its Subsidiaries have taken all commercially reasonable steps to protect the confidentiality and value of all material trade secrets and any other material confidential information that are owned, used or held by Parent or its Subsidiaries in confidence, including entering into licenses and Contracts that require licensees, contractors, or other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To Parent’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to a valid and enforceable non-disclosure agreement, license or any other appropriate Contract which, in each of the preceding cases, has not been breached by such other Person.

(c) The consummation of the transactions contemplated by this Agreement will not diminish or terminate the ownership of or rights in any material Parent Intellectual Property and, after the Closing Date, Parent and its Subsidiaries will have the right to use such Intellectual Property on the same basis as prior to the consummation of the transactions contemplated by this Agreement.

(d) Schedule 4.15(d) of the Parent Disclosure Letter lists all patents and pending patent applications and registrations and applications for copyrights, trademarks, trade names, or service marks and domain names owned by Parent or any of its Subsidiaries (the “Parent Registered Intellectual Property”). To Parent’s Knowledge, the Parent Registered Intellectual Property is valid, enforceable and subsisting. All required filings and fees related to the Parent Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entity and authorized registrars. Section 4.15(d) of the Parent Disclosure Letter also sets forth a complete and correct list of all written or oral licenses and arrangements (i) pursuant to which the use by any Person of the Parent Intellectual Property is permitted by Parent and/or its Subsidiaries or (ii) pursuant to which Parent and/or any of its Subsidiaries is permitted by any Person to use the Intellectual Property of such Person, except in either case for (A) nondisclosure agreements; (B) Parent Personnel Agreements (defined below); (C) the nonexclusive license of or access to commercially available object code, internal use software, including any terms of service or privacy policies for websites; (D) access to technology which is software pursuant to “shrink wrap” or “click wrap” agreements; and (E) licenses to software or other technology preinstalled or embedded in hardware (collectively, the “Parent Intellectual Property Licenses”). The Parent Intellectual Property Licenses are valid, biding and enforceable and are in full force and effect. There is no material default under any Parent Intellectual Property License by Parent or any of its Subsidiaries or, to the Knowledge of Parent, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. Parent and each of its Subsidiaries and, to the Knowledge of Parent, each other party thereto, is in material compliance with all obligations under each Parent Intellectual Property License.

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(e) Except as set forth in Section 4.15(e) of the Parent Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by the Parent or any of its Subsidiaries to any third Person (other than pursuant to Parent Intellectual Property Licenses or amounts payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Parent Intellectual Property by Parent or any of its Subsidiaries and none will become payable as a result of the consummation of the transactions contemplated hereby.

(f) Each current and former employee and consultant of Parent or its Subsidiaries has executed an agreement with Parent or its Subsidiaries relating to proprietary information and assignment of inventions substantially in the form made available to Company (the “Parent Personnel Agreements”). To Parent’s Knowledge, no current or former employee or consultant has violated any provision thereof. Parent or its Subsidiaries have secured valid written assignments from all of Parent's and its Subsidiaries’ consultants, contractors and employees who conceived (in whole or in part) of any Parent Intellectual Property, to the extent legally permissible. No current or former employee, officer, director, consultant or independent contractor of Parent or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Parent Intellectual Property Rights.

(g) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties (other than funds received in consideration for Parent's or any of its Subsidiaries' stock) was used in the development of the Parent Intellectual Property. To Parent’s Knowledge, no current or former employee, consultant or independent contractor of Parent or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Parent Intellectual Property has performed services for any governmental entity, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Parent or any of its Subsidiaries. To the Knowledge of the Parent, no Governmental Entity, university, college, or other educational institution or non-profit research center has any claim or right in or to any Parent Intellectual Property.

(h) To the extent Parent uses any “open source” or “copyleft” software or is a party to “open” or “public source” or similar licenses, Parent is in compliance with the terms of any such licenses, and Parent is not required under any such license to (a) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software or (b) distribute or make available any of Parent’s proprietary software or intellectual property (or to permit any such distribution or availability).

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(i) In connection with Parent’s or any of its Subsidiaries’ collection, use or transmission of personally identifiable information, Parent and its Subsidiaries have complied in all material respects with all applicable Law, its publicly available privacy policy and any contractual obligations to third parties.

Section 4.16 Environmental Matters.

(a) Parent and its Subsidiaries are, and have been for the past five (5) years, in material compliance with all Environmental Laws, and any past material noncompliance by Parent and its Subsidiaries with Environmental Laws has been resolved.

(b) (i) Each of Parent and its Subsidiaries has, as applicable, developed and submitted or obtained, maintained and materially complied with all Environmental Permits that are required for the conduct and operation of its business, and Parent or any applicable Subsidiary of Parent has not received any written notice that any such Environmental Permit is not in full force and effect; and (ii) to Parent’s Knowledge, no such Environmental Permit is or will be subject to review, revision, major modification, voidance or prior consent by any Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth in Section 4.16(c) of the Parent Disclosure Letter, none of Parent or any of its Subsidiaries has received any written notice of any violation of, or liability under, Environmental Laws or Environmental Permits or with respect to Hazardous Materials in the last five (5) years or that remains open or not fully resolved or otherwise terminated.

(d) Except as set forth in Section 4.16(c) of the Parent Disclosure Letter, there are no pending or, to Parent’s Knowledge, threatened, civil, criminal or administrative Actions, notices of violation, or arbitrations, which, in each instance, is alleged against Parent or any of its Subsidiaries or related to the Parent Owned Real Property or the Parent Leased Real Property or any other property previously owned or operated by Parent or any of its Subsidiaries for which Parent or any of its Subsidiaries retains any liabilities.

(e) Neither Parent nor any of its Subsidiaries has Released or received a written notice of a Release of Hazardous Materials and, to Parent’s Knowledge, none of them has other notice of a Release of any Hazardous Materials on, at, or from the Parent Owned Real Property or the Parent Leased Real Property, except for any release (i) that is (A) in compliance with Environmental Laws or Environmental Permits and (B) occurring in a manner or in quantities or locations that would not require any investigation or remediation of soil or groundwater or any other environmental media, including in an offshore environment, under Environmental Laws, or (ii) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Except as set forth in Section 4.16(c) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has transported or disposed of, or arranged for the transport or disposal of any Hazardous Material at or to any off-site location which, to Parent’s Knowledge, has resulted in, or would reasonably be expected to result in, a liability to Parent.

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(g) Parent has made available to the Company true and complete copies of, or access to, correct and complete copies of (i) all Environmental Permits currently in effect; and (ii) results of any material reports, assessments, studies, analyses, tests, correspondence or monitoring, possessed or initiated by Parent or any of its Subsidiaries pertaining to Hazardous Materials in, on or under their Parent Owned Real Property or Parent Leased Real Property, or concerning compliance by Parent or any of its Subsidiaries with Environmental Laws.

Section 4.17 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each insurance policy under which Parent or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (each a “Parent Insurance Policy”) is in full force and effect, all premiums due thereon have been paid in full and Parent and its Subsidiaries are in compliance with the terms and conditions of such Parent Insurance Policy; (b) neither Parent nor any of its Subsidiaries is in breach or default under any Parent Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Parent Insurance Policy.

Section 4.18 Regulatory Matters; Permits.

(a) Each of Parent and its Subsidiaries holds all material licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances with, and has submitted notices to, all Governmental Entities necessary for the lawful operating of the businesses of Parent or any of its Subsidiaries as currently conducted (the “Parent Permits”), and to Parent’s Knowledge all such Parent Permits are valid, and in full force and effect. Since January 1, 2013, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Parent Permit. Parent and each of its Subsidiaries are in compliance in all material respects with the terms of all Parent Permits, and no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit.

(b) Parent is not a “Covered Entity”, as that term is defined in 45 C.F.R. Section 160.103. Parent is not in breach, default or violation in any material respect under: the Health Insurance Portability and Accountability Act of 1999 (“HIPAA”), the regulations promulgated thereunder (including, without limitation, the HIPAA Privacy Standards, HIPAA Security Standards and HIPAA Transaction Standards), the Health Information Technology for Economic and Clinical Health Act or any applicable state law relating to the confidentiality of medical information.

(c) None of Parent's products or services collects or maintains any individually identifiable health information and they are not intended, advertised or promoted for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease in man and are not intended, advertised or promoted to affect the structure or any function of the human body within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Section 321(h). Parent is not required to make any filings or registrations with or provide any notices to, and is not subject to any rules or regulations of, the United States Food and Drug Administration.

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(d) For the avoidance of doubt, the provisions of this Section 4.18 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by Parent and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials, are solely and exclusively made in Section 4.16 of this Agreement.

Section 4.19 Interested Party Transactions. Except as disclosed in Section 4.19 of the Parent Disclosure Letter, since January 1, 2013, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries on the one hand, and the Affiliates of Parent on the other hand (other than Parent’s Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act and that has not been so disclosed.

Section 4.20 Parent Information. The information relating to Parent or any Subsidiary of Parent to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4 will not, at the time the Form S-4 is declared effective, the time the Joint Proxy Statement is first mailed to stockholders of Parent and the Company and the time of the Parent Stockholder Meeting and the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information relating to Parent or any Subsidiary of Parent that is provided or to be provided by Parent or its Representatives for inclusion in any document (other than the Form S-4) filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated hereby (including the Joint Proxy Statement and the Form S-4) (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form and substance in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 4.21 Company Ownership of Parent Securities. Prior to the Parent Board approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the NRS, neither Parent nor any of its Subsidiaries, alone or together with any other Person, was at any time, or became, an “interested stockholder” (as such term is defined in Section 78.3787 of the NRS) thereunder or has taken any action that would cause any anti-takeover statute under the NRS or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. None of Parent or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Company Common Stock.

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Section 4.22 Opinion of Financial Advisor. Parent has received the opinion of Ladenburg Thalman & Co. Inc., financial advisor to Parent (the “Parent Financial Advisor”), to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to Parent’s stockholders from a financial point of view.

Section 4.23 Brokers and Finders. Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has retained Parent Financial Advisor, and Parent has heretofore made available to the Company a true and complete copy of all agreements between Parent and Parent Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.24 Related Entity Representations. Neither Parent nor any of its Subsidiaries has any Related Entity.

Section 4.25 Tax-Free Reorganization/Contribution. Neither Parent nor any of its Subsidiaries has taken any action, and Parent is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a Tax-Free Reorganization/Contribution.

Section 4.26 New Company/No Operations of Merger Sub. Merger Sub was incorporated in the State of Nevada on March 13, 2015. Merger Sub has no Subsidiaries and does not otherwise own any Equity Interests in any Person. Since its inception, Merger Sub has not engaged in any activity or entered into any Contract, other than such actions incident to (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Merger. Merger Sub has not had any operations or generated any revenues and has no liabilities other than those incurred in connection with the preparation, negotiation and execution of this Agreement and the Merger.

Section 4.27 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, neither Parent nor Parent’s Subsidiaries nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or Related Entities or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, its Subsidiaries, or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or Related Entities or their respective businesses; or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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(b) Each of Parent and Merger Sub acknowledges and agrees that it has (i) had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries and Related Entities; (ii) been afforded the opportunity to ask questions of and receive answers from officers of the Company; and (iii) conducted its own independent investigation of the Company and its Subsidiaries and Related Entities, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries or Related Entities whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or any of their Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their Representatives.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Businesses Prior to the Effective Time. From the date of this Agreement until the Effective Time, except as (a) expressly contemplated or permitted by this Agreement, (b) required by applicable Law, (c) as consented to in writing by Parent or the Company, as applicable (such consent not to be unreasonably withheld, delayed or conditioned), or (d) set forth in Section 5.1 of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; and (ii) to the extent consistent with clause (i), use reasonable best efforts to maintain and preserve intact its business organization, employees, advantageous business relationships (including with its customers and suppliers), Company Permits or Parent Permits, as applicable, and retain the services of its key officers and key employees (in the case of Parent, including without limitation the Key Employee). As soon as practicable following the date of this Agreement, Parent and the Company shall cooperate in good faith to prepare and mutually agree on a monthly cash budget for Parent relating to each monthly period prior to the Closing Date and Parent shall conduct the business of Parent at all times prior to the Closing Date in accordance therewith, it being understood and agreed that such monthly cash budget shall contemplate variances therefrom mutually agreed by the Parties in good faith which would not require the Company's prior consent and, in all events, if the monthly cash budget is not mutually agreed by the Parties, cash expenditures by Parent prior to the Closing Date shall be limited to an aggregate maximum amount of $600,000 per month; provided, however, that such maximum amount shall not include (A) reasonable expenses related to the transactions contemplated by this Agreement (including any disputes or litigation related to such transactions), (B) compliance with Laws and/or compliance with investigations or review by any Governmental Entity, (C) repayment of principal and accrued interest under currently outstanding promissory notes in favor of CommerceNet and Jay M. Tenenbaum, copies of which have been made available to the Company, and (D) expenses related to the engagement of one of the strategic consulting firms previously disclosed to the Company, at a rate not to exceed $500,000 per year.

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Section 5.2 Company Forbearances. Without limiting the generality of Section 5.1 above, except as set forth in Section 5.2 of the Company Disclosure Letter, and except as expressly contemplated or permitted by this Agreement or as required by applicable Law, from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned):

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary to the Company or any direct or indirect wholly owned Subsidiary of the Company, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of stock options or settlement of stock units or conversion of convertible securities that are outstanding as of the date of this Agreement in accordance with their present terms; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the withholding of shares of common stock to satisfy the exercise price or Tax withholding upon the exercise of stock options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the date of this Agreement in accordance with their present terms and the Company’s practices as of the date of this Agreement);

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of its common stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any stock options and unit awards (other than the issuance of its common stock upon the exercise of stock options or vesting of restricted shares or conversion of convertible securities, in each case that are outstanding as of the date of this Agreement in accordance with their present terms);

(c) amend its articles of incorporation, bylaws or other comparable Organizational Documents or the Organizational Documents of any of its Subsidiaries;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets in each case, except for acquisitions of inventory or other assets (other than property, plant and equipment) in the ordinary course of business consistent with past practice; provided, however, that no acquisition otherwise permitted by the foregoing may be made to the extent it may reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;

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(e) sell, assign, transfer, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any of its properties or assets or create any security interest in such assets or properties, in each case, other than in the ordinary course of business consistent with past practice;

(f) except for borrowings under the Company’s Credit Agreements that are incurred in the ordinary course of business consistent with past practice, or Indebtedness owed by any wholly owned Subsidiary to the Company or any other wholly owned Subsidiary of the Company, incur, redeem, prepay, repurchase, defease, cancel, or modify the terms of, any Indebtedness or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any Person (other than any of its wholly owned Subsidiaries);

(g) make any loans or advances to any Person other than its wholly owned Subsidiaries or as a result of ordinary advances and reimbursements to employees;

(h) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date of this Agreement, except as required by changes in GAAP or regulatory accounting principles;

(i) make investments in Persons (other than in any of its wholly owned Subsidiaries or any Related Entity) in excess of $50,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(j) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material claim or assessment from a Taxing Authority or surrender any right to claim a refund of a material amount of Taxes;

(k) except as expressly permitted by any other provision of this Section 5.2 or as set forth in Section 5.2 of the Company Disclosure Letter, terminate or waive any material provision of any Company Material Contract other than normal renewals of such Contracts without materially adverse changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of the Company or its Subsidiaries containing (i) any restriction on the ability of the Company and its Subsidiaries, or, after the Merger, Parent and its Subsidiaries (including the Company), to conduct their businesses as presently conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on the Company or its Subsidiaries, or, after the Merger, Parent and its Subsidiaries (including the Company), in engaging in any type of activity or business;

(l) (i) incur any capital expenditures or (ii) enter into any Contract obligating the Company (or any of its Subsidiaries) to make capital expenditures, except for, in each case, capital expenditures not in excess of $50,000 in the aggregate;

(m) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, fail to satisfy or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date of this Agreement;

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(n) except as required by the terms of Company Benefit Plans or Company Employment Agreements as in effect on the date of this Agreement or as required by applicable Law or as provided by this Agreement, or as in the ordinary course of business consistent with past practice, (i) grant or pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, except for annual or promotional salary or wage increases in the ordinary course of business consistent with past practice not to exceed, in the aggregate for all such increases, 10% of the aggregate wage and salary expense for the prior year to the Company and its Subsidiaries on a consolidated basis; (ii) grant, pay, promise to pay, or enter into any Company Benefit Plan or Company Employment Agreement to pay, to any current or former director, officer, employee, consultant or service provider of the Company or any of its Subsidiaries any severance, retention, change in control or termination pay or any increase in actual or potential severance, retention, change in control or termination pay; (iii) increase the compensation or benefits provided or payable under any Company Benefit Plan or Company Employment Agreement; (iv) modify the terms of any equity-based award granted under any Company Stock Plan (other than the Company Option Cancellation); (v) make any discretionary contributions or payments with respect to any Company Benefit Plan or Company Employment Agreement to any trust or other funding vehicle; (vi) accelerate the payment or vesting of any payment or benefit provided or to be provided to any director, officer, employee or consultant of the Company or any of its Subsidiaries or otherwise pay any amounts not due such individual; (vii) enter into any new or amend or modify any existing Company Employment Agreement (or agreement that would be a Company Employment Agreement if in effect on the date of this Agreement), other than employment agreements for new hires with an annual compensation not exceeding $50,000 in the aggregate; (viii) establish any new or amend or modify any existing Company Benefit Plans (or plans that would be a Company Benefit Plan if in effect on the date of this Agreement); or (ix) establish, adopt or enter into any collective bargaining agreement;

(o) except as set forth in Section 5.2 of the Company Disclosure Letter, pay, discharge, settle, waive, release or assign or compromise any legal action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise (i) that involves solely money damages in an amount not in excess of $50,000 in the aggregate, and that does not create binding precedent for other pending or potential legal action, litigation, arbitration or proceeding, or (ii) pursuant to the terms of any Contract in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date of this Agreement);

(p) take any action, or knowingly fail to take any action within its control, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or as a contribution governed by Section 351 of the Code;

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(q) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(r) fail to maintain in full force and effect the material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and business in a form and amount consistent with past practices;

(s) enter into any hedging Contracts not in the ordinary course of business consistent with past practice;

(t) fail to comply in all material respects with the Securities Act, the Exchange Act or the Sarbanes-Oxley Act in respect of all Company SEC Documents filed with or furnished to, as applicable, the SEC;

(u) purchase or otherwise acquire, directly or indirectly (including by way of providing financing), any Equity Interests in Parent or any of Parent’s Subsidiaries; or

(v) commit or agree to take any of the actions contemplated by Section 5.2(a) through Section 5.2 (u) above.

Section 5.3 Parent Forbearances. Without limiting the generality of Section 5.1 above, except as set forth in Section 5.3 of the Parent Disclosure Letter, and except as expressly contemplated or permitted by this Agreement or as required by applicable Law, from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned):

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary to Parent or any direct or indirect wholly owned Subsidiary of Parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of stock options or settlement of stock units or conversion of convertible securities that are outstanding as of the date of this Agreement in accordance with their present terms and except for the Parent Reverse Split; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the withholding of shares of common stock to satisfy the exercise price or Tax withholding upon the exercise of stock options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the date of this Agreement in accordance with their present terms and Parent’s practices as of the date of this Agreement);

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of its common stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any stock options and unit awards (other than (i) the issuance of its common stock upon the exercise of stock options or vesting of restricted shares or conversion of convertible securities, in each case that are outstanding as of the date of this Agreement in accordance with their present terms; or (ii) the issuance of stock options (but, for the avoidance of doubt, not restricted stock units or any other Parent Stock Awards) prior to or at the Effective Time to certain employees and directors of and consultants to Parent (“Post-Closing Parent Stock Options”), it being understood and agreed that any such Post-Closing Parent Stock Options shall be issued in accordance with and subject to the terms of Parent's 2007 Stock Plan and form award agreement thereunder (as previously made available to the Company) and such total number of Post-Closing Parent Stock Options so granted shall not exceed a number equal to three percent (3%) multiplied by the Closing Capitalization);

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(c) amend its certificate of incorporation or bylaws or the Organizational Documents of any of its Subsidiaries, except as contemplated herein or necessary to effect the transactions contemplated herein, including without limitation the filing with the Secretary of State of Delaware of the New Preferred Certificates of Designation and an amendment to Parent’s certificate of incorporation to effect the Parent Reverse Split, the Name Change and an increase in the authorized number of shares of Parent Common Stock;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets in each case, except for acquisitions of inventory or other assets (other than property, plant and equipment) in the ordinary course of business consistent with past practice; provided, however, that no acquisition otherwise permitted by the foregoing may be made to the extent it may reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;

(e) sell, assign, transfer, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any of its properties or assets or create any security interest in such assets or properties, in each case, other than in the ordinary course of business consistent with past practice;

(f) except for borrowings under the Parent’s Credit Agreements that are incurred in the ordinary course of business consistent with past practice, or Indebtedness owed by any wholly owned Subsidiary to Parent or any other wholly owned Subsidiary of Parent, incur, redeem, prepay, repurchase, defease, cancel, or modify the terms of, any Indebtedness or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any Person (other than any of its wholly owned Subsidiaries);

(g) make any loans or advances to any Person other than its wholly owned Subsidiaries or as a result of ordinary advances and reimbursements to employees;

(h) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date of this Agreement, except as required by changes in GAAP or regulatory accounting principles;

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(i) make investments in Persons (other than in any of its wholly owned Subsidiaries or any Related Entity) in excess of $50,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(j) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material claim or assessment from a Taxing Authority or surrender any right to claim a refund of a material amount of Taxes;

(k) except as expressly permitted by any other provision of this Section 5.3 or as set forth in Section 5.3 of the Parent Disclosure Letter, terminate or waive any material provision of any Parent Material Contract other than normal renewals of such Contracts without materially adverse changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of Parent or its Subsidiaries containing (i) any restriction on the ability of Parent and its Subsidiaries, including, after the Merger, the Company and its Subsidiaries, to conduct their businesses as presently conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on Parent or its Subsidiaries, including, after the Merger, the Company and its Subsidiaries, in engaging in any type of activity or business;

(l) (i) incur any capital expenditures or (ii) enter into any Contract obligating Parent (or any of its Subsidiaries) to make capital expenditures, except for, in each case, capital expenditures not in excess of $50,000 in the aggregate;

(m) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, fail to satisfy or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which Parent directly or indirectly holds any equity or ownership interest on the date of this Agreement;

(n) except as required by the terms of Parent Benefit Plans or Parent Employment Agreements as in effect on the date of this Agreement or as required by applicable Law or as provided by this Agreement (including without limitation the issuance of the Post-Closing Parent Stock Options and the Key Employee Agreement Amendment), or as in the ordinary course of business consistent with past practice, (i) grant or pay to any current or former director, officer, employee or consultant of Parent or any of its Subsidiaries any increase in compensation, except for annual or promotional salary or wage increases in the ordinary course of business consistent with past practice not to exceed, in the aggregate for all such increases, 10% of the aggregate wage and salary expense for the prior year to Parent and its Subsidiaries on a consolidated basis; (ii) grant, pay, promise to pay, or enter into any Parent Benefit Plan or Parent Employment Agreement to pay, to any current or former director, officer, employee, consultant or service provider of Parent or any of its Subsidiaries any severance, retention, change in control or termination pay or any increase in actual or potential severance, retention, change in control or termination pay; (iii) increase the compensation or benefits provided or payable under any Parent Benefit Plan or Parent Employment Agreement; (iv) modify the terms of any equity-based award granted under any Parent Stock Plan; (v) make any discretionary contributions or payments with respect to any Parent Benefit Plan or Parent Employment Agreement to any trust or other funding vehicle; (vi) accelerate the payment or vesting of any payment or benefit provided or to be provided to any director, officer, employee or consultant of Parent or any of its Subsidiaries or otherwise pay any amounts not due such individual; (vii) enter into any new or amend or modify any existing Parent Employment Agreement (or agreement that would be a Parent Employment Agreement if in effect on the date of this Agreement), other than employment agreements for new hires with an annual compensation not exceeding $50,000 in the aggregate; (viii) establish any new or amend or modify any existing Parent Benefit Plans (or plans that would be a Parent Benefit Plan if in effect on the date of this Agreement); or (ix) establish, adopt or enter into any collective bargaining agreement;

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(o) except as set forth in Section 5.3 of the Parent Disclosure Letter, pay, discharge, settle, waive, release or assign or compromise any legal action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise (i) that involves solely money damages in an amount not in excess of $50,000 in the aggregate, and that does not create binding precedent for other pending or potential legal action, litigation, arbitration or proceeding, or (ii) pursuant to the terms of any Contract in effect on the date of this Agreement (copies of which have been made available to the Company prior to the date of this Agreement);

(p) take any action, or knowingly fail to take any action within its control, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or as a contribution governed by Section 351 of the Code;

(q) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the Merger);

(r) fail to maintain in full force and effect the material insurance policies covering Parent and its Subsidiaries and their respective properties, assets and business in a form and amount consistent with past practices;

(s) enter into any hedging Contracts not in the ordinary course of business consistent with past practice;

(t) fail to comply in all material respects with the Securities Act, the Exchange Act or the Sarbanes-Oxley Act in respect of all Parent SEC Documents filed with or furnished to, as applicable, the SEC;

(u) purchase or otherwise acquire, directly or indirectly (including by way of providing financing), any Equity Interests in the Company or any of the Company's Subsidiaries; or

(v) commit or agree to take any of the actions contemplated by Section 5.3(a) through Section 5.3 (u) above.

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Section 5.4 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company, or shall give the Company, directly or indirectly, the right to control or direct the operations of Parent, prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1 Proxy Statement; Registration Statement. Parent and the Company shall, as promptly as reasonably practicable following the date of this Agreement, prepare and file with the SEC a proxy statement relating to the meetings of the Company’s stockholders and Parent’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall, upon the reasonable request by the Other Party, furnish to the Other Party all information as may be reasonably necessary or advisable in connection with the Joint Proxy Statement or the Form S-4. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the transactions contemplated by this Agreement. Each of the Parties shall mail or deliver the Joint Proxy Statement to its respective stockholders as promptly as reasonably practicable after the Form S-4 has been declared effective under the Securities Act. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each of Parent and the Company shall, as promptly as reasonably practicable after receipt thereof, provide the Other Party copies of any written comments and advise the Other Party of any oral comments, with respect to the Joint Proxy Statement and/or the Form S-4 received from the SEC. Each Party shall also advise the Other Party, as promptly as reasonably practicable after receipt of notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, or the suspensions of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. The Parties shall cooperate and provide the Other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement and the Form S-4 prior to filing such with the SEC and will provide the Other Party with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Effective Time, Parent or the Company has Knowledge of any information relating to Parent or the Company, or any of their respective officers, directors or other Affiliates, which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the Other Party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of Parent and the Company. Notwithstanding anything contained in this Agreement to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form S-4 shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that the Company, in connection with a Company Adverse Recommendation Change, or the Parent, in connection with a Parent Adverse Recommendation Change, may amend or supplement the Joint Proxy Statement and/or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a change, and in such event, this right of approval shall apply only with respect to information relating to the Other Party or its business, financial condition or results of operations, and shall be subject to the right of each Party to have its Board’s deliberations and conclusions be accurately described. A “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement or the Form S-4 (including by incorporation by reference) to the extent that it contains (a) a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change, (b) a statement of the reasons of the Company Board or Parent Board (as the case may be) for making such Company Adverse Recommendation Change or Parent Adverse Recommendation Change, and (c) additional information reasonably related to the foregoing.

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Section 6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the Other Party and its Representatives reasonable access, at such Other Party’s expense, during normal business hours, to all of its properties, books, Contracts, commitments, financial and operating data, records, and officers and employees and, during such period, the Parties shall, shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their Representatives to, make available to the Other Party all other information concerning their businesses, properties and personnel as the Other Party may reasonably request. Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, provide to the Other Party, to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of the federal and state securities Laws. Neither the Company nor Parent nor any of their Subsidiaries shall be required to provide access to or to disclose information if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries or where such Party determines in good faith, after consultation with legal counsel, that such access or disclosure is reasonably likely to jeopardize the attorney-client or other legal privilege of such Party or its Subsidiaries or contravene any Law, Order or binding agreement. If any material is withheld by such Party pursuant to the preceding sentence, such Party shall inform the Other Party as to the general nature of what is being withheld.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement.

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(c) No investigation by either of the Parties or their respective Representatives shall have any effect for the purpose of determining the accuracy of the representations and warranties of the Other Party set forth in this Agreement.

Section 6.3 Stockholder Meetings. The Company and Parent shall each establish a record date for, duly call, give notice of, convene and hold a meeting of their respective stockholders to be held for the purpose of obtaining the requisite Company Stockholder Approval and Parent Stockholder Approval required in connection with this Agreement and the Merger (the “Company Stockholder Meeting” and the “Parent Stockholder Meeting,” respectively), and each shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable after the Form S-4 is declared effective. The Company and Parent shall each use their reasonable best efforts to cause the Company Stockholder Meeting and the Parent Stockholder Meeting to be held on the same day. The Company Board has resolved to recommend to the Company’s stockholders that such stockholders vote in favor of the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Company Board Recommendation”). Unless otherwise agreed by the Parties, this Agreement and the Merger shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval, and subject to Section 6.11(a), the Company and its Board shall use their reasonable best efforts to solicit and obtain the Company Stockholder Approval. The Parent Board has resolved to recommend to its stockholders (the “Parent Board Recommendation”) that such stockholders vote in favor of (a) the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement, including without limitation the Parent Share Issuance and the Asset Contribution, (b) an amendment to Parent’s certificate of incorporation and the filing of the New Preferred Certificates of Designation to (i) if the Company elects in connection with the preparation of the Joint Proxy Statement, change the name of Parent to “Platinum Healthcare Solutions, Inc.” (or such other name as shall be communicated in writing by the Company to Parent in connection with the preparation by the Parties of the Joint Proxy Statement) (the “Name Change”), (ii) effect the Parent Reverse Split, and (iii) increase the authorized shares of Parent Capital Stock in an amount sufficient to permit Parent to perform its obligations under this Agreement relating to the Merger Consideration, the Converted Parent Stock Options, the Post-Closing Company Stock Options and the Post-Closing Parent Stock Options, (c) approving the Company Stock Plans as assumed by Parent pursuant to Section 1.11, and (d) electing the directors specified on Section 6.3 of the Company Disclosure Letter (collectively, the “Parent Proposals”). Parent Board shall recommend to Parent’s stockholders any other proposals that a Party, in preparing the Joint Proxy Materials, reasonably and in good faith determines is necessary in connection with the consummation of the Merger in accordance with the terms of this Agreement, it being understood and agreed that such further proposals shall include without limitation amendments to the Tegal, Inc. 2007 Incentive Award Plan to (x) increase the number of shares authorized to be issued under such plan and (y) increase the maximum number of shares any one individual may receive in any calendar year, in each case as necessary to allow for the issuance of the Post-Closing Company Stock Options and the Post-Closing Parent Stock Options and an additional amount of Parent Stock Options as the Parent Board may elect from time to time following Closing not to exceed three percent (3%) of the outstanding shares of Parent Common Stock on a Fully Diluted Basis immediately following the Effective Time. Unless otherwise agreed by the Parties, the Parent Proposals shall be submitted to the stockholders of Parent at the Parent Stockholder Meeting for the purpose of obtaining the Parent Stockholder Approval, and Parent and its Board shall use their reasonable best efforts to solicit and obtain the Parent Stockholder Approval. The Company and Parent shall not postpone or adjourn the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable, except to the extent required by applicable Law or to solicit additional proxies and votes in favor of: (a) in the case of the Company, the adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained; or (b) in the case of Parent, the Parent Proposals if sufficient votes to constitute the Parent Stockholder Approval have not been obtained; provided, however, that unless otherwise agreed to by the Parties, neither the Company Stockholder Meeting nor the Parent Stockholder Meeting may be postponed or adjourned to a date that is more than twenty (20) Business Days after the date for which the Company Stockholder Meeting or the Parent Stockholder Meeting, as the case may be, was originally scheduled (excluding any adjournments or postponements required by applicable Law). Unless this Agreement has been validly terminated in accordance with its terms, each of the Parties shall submit the matters set forth above to their respective stockholders for approval.

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Section 6.4 Legal Conditions to Merger. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply as promptly as reasonably practicable with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger, the Parent Share Issuance and the other transactions contemplated by this Agreement (including the furnishing of information for, and the preparation and filing of, all necessary and proper statements, forms, registrations, filings, notices, representation letters, and declarations related to the Merger); (b) to cause the conditions set forth in Article VII to be satisfied and to consummate the transactions contemplated by this Agreement in a reasonably expeditious manner (including the furnishing of customary representation letters to enable tax opinions to be rendered); and (c) to obtain (and to cooperate with the Other Party to obtain) any material consent, authorization, Order or approval of, or any exemption or waiver by, any Governmental Entity (including any Requisite Approvals) and any other Third Party (including without limitation each Third Party specified under Section 3.3(c) of the Company Disclosure Letter and Section 4.3(c) of the Parent Disclosure Letter whose consent is required in order to assign the agreement to which it is a party) that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Upon either Party’s receipt of a communication from any Governmental Entity that causes such Party to believe that there is a reasonable likelihood that any Stockholder Approval will not be obtained or that the receipt of any required consent or approval may be materially delayed, such Party shall promptly (i) advise the Other Party and (ii) to the extent permitted by Law, provide the Other Party with a copy of such communication.

Section 6.5 NASDAQ Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance as promptly as reasonably practicable after the date of this Agreement, and in any event, prior to the Closing Date.

Section 6.6 Employee Matters.

(a) Provided the Company has complied with Section 5.2(n) and Parent has complied with Section 5.3(n), at the Effective Time, and except as otherwise provided in the New Employment Agreement or the Baron New Employment Agreement in the case of the Parent Employees specified therein, Parent shall provide or cause the Surviving Corporation to provide each Company Employee and Parent Employee with compensation and benefits that are the same or substantially comparable in the aggregate to those provided to such Company Employee and Parent Employee as of immediately prior to the Effective Time.

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(b) The Parties shall cause each benefit plan in which Company Employees are eligible to participate after the Effective Time to take into account, to the extent consistent and compatible with the terms of the applicable benefit plan, for purposes of eligibility, vesting and benefit accrual under such benefit plans, the service of the Company Employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company or its Subsidiaries; provided, however, that such credited service shall not result in a duplication of benefits. Nothing herein shall limit the ability of Parent or its Affiliates to amend or terminate any of the Company Benefit Plans or Parent Benefit Plans in accordance with their terms after the Effective Time.

(c) If Company Employees become eligible to participate in Parent Benefit Plans that are health plans, to the extent allowable by the applicable insurance carrier, if any, or applicable plan, the Parties shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable life, disability, medical, health or dental plans, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time for the year in which the Effective Time or participation in such plans, as applicable, occurs.

(d) Parent shall terminate Parent's 401(k) Savings & Retirement Plan (the “Parent 401(k) Plan”) immediately prior to the Closing Date by resolutions adopted by the Parent Board reasonably acceptable to the Company, and simultaneously amend the Parent 401(k) Plan to the extent necessary to comply with all applicable laws to the extent not previously amended. Parent shall notify all participants in the Parent 401(k) Plan of the plan’s termination, and the consequences thereof, prior to the Closing Date.

(e) Without limiting the generality of Section 9.5, this Section 6.6 shall be binding upon and inure solely to the benefit of each Party, and nothing in this Section 6.6, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of the Company, Parent or their respective Subsidiaries, any rights or remedies of any nature whatsoever under or by reason of this Section 6.6. Nothing in this Section 6.6, express or implied, shall be (i) deemed an amendment of any Company Benefit Plan or Parent Benefit Plan, or (ii) construed to prevent any Party or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that a Party or its Affiliates may establish or maintain.

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Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual Action, whether civil, criminal or administrative, in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company, Parent or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of its Subsidiaries, (ii) all acts or omissions by him taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time, or (iii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted under applicable Law and the Company’s and Parent’s Organizational Documents, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any such Action upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual Action.

(b) Unless required by applicable law, no provision in any Organizational Documents of the Company, Parent or any of its Subsidiaries providing indemnification, advancement or exculpation shall for a period of six (6) years following the Effective Time be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company, Parent or any of its Subsidiaries.

(c) The Company may elect to purchase, prior to the Effective Time (and Parent shall cause to be maintained in effect throughout its term), a six (6) year prepaid “tail policy” from a broker specifically designated by Parent, on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’, officers’ and employees’ liability insurance maintained by the Company and Parent with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors, officers and employees in their capacity as such.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquiror of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.7.

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Section 6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Party, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

Section 6.9 Advice of Changes. The Company and Parent shall promptly advise the Other Party of any change or event having or reasonably likely to have a Company Material Adverse Effect, with respect to the Company, or a Parent Material Adverse Effect, with respect to the Parent.

Section 6.10 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by any individual who is subject to Section 16 of the Exchange Act with respect to the Company, or will become subject to such requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth therein.

Section 6.11 No Solicitation.

(a) By the Company:

(i) The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Company Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Company Takeover Proposal, or, subject to Section 6.11(a)(ii), (A) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Company Takeover Proposal, (B) amend or grant any waiver (other than any wavier, as required by Law, of any “don’t ask don’t waive” provisions of any standstill agreements now in effect) or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (C) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Company Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 6.11(a)(ii), neither the Company Board nor any committee thereof shall fail to make the Company Board Recommendation, or withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend a Company Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock constituting a Company Takeover Proposal within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Company Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries in connection with a Company Takeover Proposal to return or destroy (and confirm destruction of) all such information.

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(ii) Notwithstanding Section 6.11(a)(i), prior to the receipt of the Company Stockholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Sections 6.11(a)(iii) and 6.11(a)(iv) (i) participate in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide, unsolicited Company Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; provided, that any non-public information relating to the Company or any of its Subsidiaries made available to such Third Party shall have been previously made available to Parent or is made available to Parent prior to, or concurrent with, the time such information is made available to such third party, (iii) following receipt of and on account of a Company Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action related to such Company Takeover Proposal that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Company Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(iii) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.11(a)(ii) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any bona fide Company Takeover Proposal, any inquiry that would reasonably be expected to lead to a Company Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or any request for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party in connection with a Company Takeover Proposal. In such notice, the Company shall identify the Third Party making, and details of the material terms and conditions of, any such Company Takeover Proposal, indication or request. The Company shall keep Parent informed, on a reasonably current basis, of the status and material terms of any such Company Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Company Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, made available to any Third Party, and, to the extent such information has not been previously made available to Parent, copies of such information.

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(iv) Except as set forth in this Section 6.11(a)(iv), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least four (4) Business Days (the “Company Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Company Superior Proposal, which notice shall state expressly that the Company has received a Company Takeover Proposal that the Company Board intends to declare a Company Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current material terms of the proposed agreement (which shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Company Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Company Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, definitively proposes to make such adjustments (it being agreed that in the event that, after commencement of the Company Notice Period, there is any material revision to the terms of a Company Superior Proposal, including, any revision in price, the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Company Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel, that such Company Takeover Proposal continues to constitute a Company Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

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(b) By Parent:

(i) Parent shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Parent Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Parent Takeover Proposal, or, subject to Section 6.11(b)(ii), (A) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Parent or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Parent Takeover Proposal, (B) amend or grant any waiver (other than any wavier, as required by Law, of any “don’t ask don’t waive” provisions of any standstill agreements now in effect) or release under any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries or (C) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Parent Takeover Proposal (each, a “Parent Acquisition Agreement”). Subject to Section 6.11(b)(ii), neither Parent Board nor any committee thereof shall fail to make the Parent Board Recommendation, or withdraw, amend, modify or materially qualify, in a manner adverse to the Company, the Parent Board Recommendation, or recommend a Parent Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Parent Common Stock constituting a Parent Takeover Proposal within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with Parent Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Parent Adverse Recommendation Change”). Parent shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Parent Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of Parent or any of its Subsidiaries that was furnished by or on behalf of Parent and its Subsidiaries in connection with a Parent Takeover Proposal to return or destroy (and confirm destruction of) all such information.

(ii) Notwithstanding Section 6.11(b)(i), prior to the receipt of Parent Stockholder Approval, Parent Board, directly or indirectly through any Representative, may, subject to Sections 6.11(b)(iii) and 6.11(b)(iv) (i) participate in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide, unsolicited Parent Takeover Proposal in writing that Parent Board believes in good faith, after consultation with outside legal counsel and Parent Financial Advisor, constitutes or would reasonably be expected to result in a Parent Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to Parent or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; provided, that any non-public information relating to Parent or any of its Subsidiaries made available to such third party shall have been previously made available to Parent or is made available to Parent prior to, or concurrent with, the time such information is made available to such third party, (iii) following receipt of and on account of a Parent Superior Proposal, make a Parent Adverse Recommendation Change, and/or (iv) take any action related to such Parent Takeover Proposal that any court of competent jurisdiction orders Parent to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iii), only if Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause Parent Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent Parent Board from disclosing to Parent’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Parent Takeover Proposal, if Parent determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

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(iii) Parent Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.11(b)(ii) unless Parent shall have delivered to the Company a prior written notice advising the Company that it intends to take such action. Parent shall notify the Company promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by Parent (or any of its Representatives) of any bona fide Parent Takeover Proposal, any inquiry that would reasonably be expected to lead to a Parent Takeover Proposal, any request for non-public information relating to Parent or any of its Subsidiaries or any request for access to the business, properties, assets, books or records of Parent or any of its Subsidiaries by any third party in connection with a Parent Takeover Proposal. In such notice, Parent shall identify the Third Party making, and details of the material terms and conditions of, any such Parent Takeover Proposal, indication or request. Parent shall keep Parent informed, on a reasonably current basis, of the status and material terms of any such Parent Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Parent shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of Parent Board (or such lesser notice as is provided to the members of Parent Board) at which Parent Board is reasonably expected to consider any Parent Takeover Proposal. Parent shall promptly provide Parent with a list of any non-public information concerning Parent’s business, present or future performance, financial condition or results of operations, made available to any third party, and, to the extent such information has not been previously made available to Parent, copies of such information.

(iv) Except as set forth in this Section 6.11(b)(iv), Parent Board shall not make any Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Parent Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of Parent Stockholder Approval, Parent Board may make a Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Parent Acquisition Agreement, if: (i) Parent promptly notifies the Company, in writing, at least four (4) Business Days (the “Parent Notice Period”) before making a Parent Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Parent Acquisition Agreement, of its intention to take such action with respect to a Parent Superior Proposal, which notice shall state expressly that Parent has received a Parent Takeover Proposal that Parent Board intends to declare a Parent Superior Proposal and that Parent Board intends to make a Parent Adverse Recommendation Change and/or Parent intends to enter into a Parent Acquisition Agreement; (ii) Parent attaches to such notice the most current material terms of the proposed agreement (which shall be updated on a prompt basis) and the identity of the third party making such Parent Superior Proposal; (iii) Parent shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Parent Notice Period, negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement so that such Parent Takeover Proposal ceases to constitute a Parent Superior Proposal, if the Company, in its discretion, definitively proposes to make such adjustments (it being agreed that in the event that, after commencement of the Parent Notice Period, there is any material revision to the terms of a Parent Superior Proposal, including, any revision in price, the Parent Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Parent Notice Period subsequent to the time Parent notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) Parent Board determines in good faith, after consulting with outside legal counsel and its Parent Financial Advisor, that such Parent Takeover Proposal continues to constitute a Parent Superior Proposal after taking into account any adjustments made by the Company during the Parent Notice Period in the terms and conditions of this Agreement.

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Section 6.12 Takeover Statutes. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts (a) to take all actions necessary so that no “moratorium,” “control share,” “fair price,” “anti-greenmail,” “takeover,” “interested stockholder” or similar Laws are or become applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Law is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, to take all actions necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Laws on the Merger and the other transactions contemplated hereby.

Section 6.13 Reorganization Tax Matters. For federal income tax purposes, the Merger is intended to constitute a Tax-Free Reorganization/Contribution and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). After the date of this Agreement (including, without limitation, after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which could reasonably be likely to prevent the Merger from qualifying, as a Tax-Free Reorganization/Contribution. All Parties hereto shall report the Merger as a Tax-Free Reorganization/Contribution, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 6.14 Transaction Litigation. Subject to applicable Law, each of Parent and the Company shall give the Other Party the opportunity to participate in the defense or settlement of any stockholder litigation against such Party and its directors or executive officers relating to the Merger and the other transactions contemplated by this Agreement. Each Party agrees that, except to the extent permitted pursuant to Sections 5.2(o) or 5.3(p) (as applicable), such Party shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against such Party or its directors, executive officers or similar persons by any stockholder of such Party relating to the Merger or the other transactions contemplated by this Agreement without the prior written consent of the Other Party (such consent not to be unreasonably withheld, delayed or conditioned).

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Section 6.15 Supplement to Disclosure Letters. Each Party (for purposes of this Section 6.15, the “Disclosing Party”) shall promptly notify the other Party in writing of any fact or circumstance that would cause any of the Disclosing Party’s representations, warranties or covenants in this Agreement or the Company Disclosure Letter or the Parent Disclosure Letter (each, a “Disclosure Letter”), as applicable, to be untrue or incomplete in any material respect, or would cause the Disclosing Party to be unable to deliver the certificate required under Section 7.2(a), (b) or (c) or Section 7.3(a), (b) or (c), as applicable, and the Disclosing Party shall promptly deliver to the other Party an updated version of any applicable Section of the Disclosing Party’s Disclosure Letter or add a new Section to the Disclosing Party's Disclosure Letter to which such fact or circumstance relates (the “Updated Disclosure Letter”). The delivery by the Disclosing Party of an Updated Disclosure Letter shall not prejudice any rights of any Other Party hereunder prior to the Closing, including the right to claim that the representations and warranties of the Disclosing Party, when made as of the date hereof, were inaccurate or false in any material respect and to exercise any right to terminate this Agreement with respect to any inaccuracy of the Disclosure Party’s representations and warranties as of the date hereof or as any date after the date hereof. If the Other Party consummates the Merger following delivery of an Updated Disclosure Letter, such Updated Disclosure Letter shall be deemed to qualify the representations and warranties made as of the Effective Time by the Disclosing Party and replace for such purpose, in whole or in part, as the case may be, the applicable Section(s) of the Disclosing Party’s Disclosure Letter delivered hereunder for such purpose.

Section 6.16 Certain Governance Matters. At or immediately prior to the Effective Time: (a) Parent or Merger Sub, as the case may be, shall take all requisite action to have appointed the individuals set forth in Section 6.16 of the Company Disclosure Letter to the offices of Parent and Merger Sub set forth opposite their respective names therein (as such provision of the Company Disclosure Letter may be amended by the Company from time to time prior to the Effective Date upon written notice to Parent) and (b) the New Employment Agreement and the Baron New Employment Agreement shall be in full force and effect and the Parent Employees specified thereunder shall not have notified Parent or the Company of any intention to terminate such Parent Employee's employment with Parent.

Section 6.17 Cancellation of Series D Shares and Series E Shares. In the event that the holders of all of the outstanding Series D Shares and Series E Shares have not executed a Company Support Agreement with respect to such shares within thirty (30) days after the date of this Agreement, then the Company shall, within forty-five (45) days after the date of this Agreement, cause all outstanding Series D Shares and/or all outstanding Series E Shares, as applicable, to be cancelled, whether by redemption, repurchase, conversion to Company Common Stock, or otherwise. For the avoidance of doubt, if the Series D Shares and/or Series E Shares are converted into shares of Company Common Stock in accordance with this Section 6.17, such number of shares of Company Common Stock shall be included in the Company Select Effective Time Shares.

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Section 6.18 Asset Contribution.

(a) At least ten (10) days prior to the Closing Parent shall form or cause to be formed a new corporation organized under the laws of the State of Delaware which shall be a wholly-owned Subsidiary of Parent (“New Sub”). Without limiting the generality of the foregoing, Parent shall own all of the outstanding Equity Interests of New Sub (which ownership shall be evidenced to the Company by virtue of customary supporting documentation including without limitation the Articles of Incorporation of New Sub and written consents of the Board of New Sub and such other supporting documentation as may be reasonably requested by the Company) free and clear of Liens other than Permitted Liens. New Sub shall be organized and maintained through and including the Effective Time such that it shall have no Subsidiaries and does not otherwise own any Equity Interests in any Person. Further, through and including the Effective Time New Sub shall not have (i) been engaged in any activity or entered into any Contract, other than such actions incident to (A) its organization and (B) the preparation and execution of the Asset Contribution (as defined below) or (ii) had any operations or generated any revenues or incurred any liabilities other than those incurred in connection with the preparation and execution of the Asset Contribution. Parent shall cause the directors and officers of New Sub to be the individuals specified in Section 6.18 of the Company Disclosure Letter (as such provision of the Company Disclosure Letter may be amended by the Company from time to time prior to the Effective Date upon written notice to Parent), in each case, immediately prior to the Effective Time and from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of New Sub.

(b) Automatically as of the Effective Time without any further actions required of the Parties hereto, Parent contributes, assigns, transfers and conveys to New Sub all of the Parent Assets free and clear of Liens other than Permitted Liens, and causes New Sub to assume of the Parent Liabilities to the full extent Parent had been, prior to the Effective Time, or would have been in the future, obligated to pay, perform and discharge the Parent Liabilities but for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder; provided, however, that said assumption of the Parent Liabilities shall not have the effect of (i) increasing the obligations of New Sub with respect to the Parent Liabilities beyond those of Parent, (ii) waiving any valid defense that was available to Parent with respect to the Parent Liabilities or (iii) enlarging any rights or remedies of any third party under any of the Parent Liabilities (such contribution, assignment and assumption of the Parent Assets and the Parent Liabilities, respectively, being referred to as the “Asset Contribution”). In furtherance of the consummation of such Asset Contribution as of the Effective Time, prior to the Effective Time Parent shall execute and deliver to New Sub and shall cause New Sub to execute and deliver to it (A) an assignment of and bill of sale relating to the Parent Assets in a customary form reasonably satisfactory to the Company, (B) an assumption of all of the Parent Liabilities in a customary form reasonably satisfactory to the Company, (C) as assignment of trademarks in a customary form reasonably satisfactory to the Company, (D) quit claim deeds with respect to any real property included in the Parent Assets (in a form commonly used in the jurisdiction where such property is located and (E) such other documents and items relating to the consummation of the Asset Contribution as the Company may reasonably request (in each case, an “Asset Contribution Document”), each such document to be automatically effective as of the Effective Time without any further actions required of the Parties hereto or the parties thereto.

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(c) Nothing in this Agreement or the Asset Contribution Documents, nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to contribute any Parent Assets which by their terms or by applicable Law are non-assignable without the consent of a third party or a Governmental Entity or are cancelable by a third party in the event of an assignment without consent (the “Non-Assignable Assets”) unless and until such consent shall have been obtained. When and if such consents are obtained, to the extent permitted by Law and the terms of the applicable Non-assignable Asset, the contribution of the Non-Assignable Asset subject thereto shall become effective automatically as of the date of such consent, without further action on the part of any Party. Parent agrees to use commercially reasonable efforts, at its sole cost and expense (including reasonable attorney’s fees), to obtain on a timely basis the consents required to assign the Non-Assignable Assets as of the Effective Time. In the event consents to the contribution of a Non-Assignable Asset cannot be obtained, to the extent permitted by Law and the terms of the applicable Non-Assignable Asset, such Non-Assignable Asset shall be held from and after the Effective Time, by Parent in trust for New Sub and the covenants and obligations thereunder shall be performed by New Sub in the name of Parent and all benefits, obligations and liabilities existing thereunder shall be for New Sub’s account.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law (subject to the obligations of the Company under Section 6.17).

(b) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated by a Governmental Entity of competent jurisdiction and no temporary restraining order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction in the United States shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

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(c) Regulatory Matters. Each of the approvals set forth in Section 3.4(a) and Section 4.4(a) required to be obtained for the consummation, as of the Effective Time, of the Merger and the other transactions contemplated by this Agreement (such approvals, the “Requisite Approvals”), other than any approvals the failure to obtain of which would not, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained.

(d) NASDAQ Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before the SEC.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in the second sentence of Section 3.2(a) and the first sentence of Section 3.2(b) shall be true and correct other than in de minimis respects as of the Company Capitalization Date; (ii) each representation and warranty of the Company qualified by a Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with, in all material respects, all material agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

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(d) Tax Opinion. Parent shall have received an opinion from Goodwin Procter LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub or the Company.

(e) Amended and Restated D&D Convertible Note. The Company shall have executed and delivered the Amended and Restated D&D Convertible Note to the holder thereunder and the same shall be in full force and effect.

Section 7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in the second sentence of Section 4.2(a) and the first sentence of Section 4.2(b) shall be true and correct other than in de minimis respects as of the Parent Capitalization Date; (ii) each representation and warranty of Parent and Merger Sub qualified by a Parent Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect. For purposes of clarity, Section 6.18 and the other obligations of Parent thereunder relating to the Asset Contribution shall be disregarded in their entirety and not given any effect for purposes of determining whether Parent has satisfied the condition under this Section 7.3(a), as if Parent were continuing to hold the Parent Assets and Parent Liabilities at all times through and including the Effective Time without any obligation to dispose of the same pursuant to the Asset Contribution.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied with, in all material respects, all material agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

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(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

(d) Tax Opinion. The Company shall have received an opinion from Akerman LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub or the Company.

(e) Resignation and Appointment of Directors and Officers. Parent shall have delivered to the Company (a) resignation letters of any officers and directors of Parent and Merger Sub, to be effective as of the Effective Time, who are not identified in Section 7.3(e) of the Company Disclosure Letter as continuing officers or directors of Parent or Merger Sub (as such provision of the Company Disclosure Letter (relating to officers of Parent and officers and directors of Merger Sub only) may be amended by the Company from time to time prior to the Effective Date upon written notice to Parent), and (b) certified resolutions of the stockholders and the Boards of Parent and Merger Sub (as applicable and necessary pursuant to the Organizational Documents of Parent and Merger Sub), in a form reasonably acceptable to the Company (i) causing the whole Parent Board to consist of seven (7) directors as of the Effective Time and the whole Board of Merger Sub to consist of four (4) directors as of the Effective Time, (ii) appointing to the Parent Board and the Board of Merger Sub such individuals as necessary to cause the Boards of such entities as of the Effective Time to conform with the requirements of Section 7.3(e) of the Company Disclosure Letter and (iii) appointing as officers of Parent and Merger Sub such individuals as necessary to cause the officers of Parent and Merger Sub as of the Effective Time to conform with the requirements of Section 7.3(e) of the Company Disclosure Letter (as such provision of the Company Disclosure Letter may be amended by the Company from time to time prior to the Effective Date upon written notice to Parent).

(f) Asset Contribution. The Asset Contribution shall have been consummated as of the Closing Date in accordance with the terms of Section 6.18.

(g) Bridge Note. There shall not have occurred and be continuing as of the Closing Date any Event of Default under the Bridge Agreements (as such term is defined therein).

(h) Amended and Restated D&D Convertible Note. Parent shall have executed and delivered the Amended and Restated D&D Convertible Note to the holder thereunder and the same shall be in full force and effect as of the Effective Time.

(i) Key Employees. The Key Employee shall have executed and delivered to Parent or the applicable Subsidiary of Parent the New Employment Agreement and the same shall be in full force and effect as of the Effective Time. Clifford Baron shall have executed and delivered to Parent or the applicable Subsidiary of Parent the Baron New Employment Agreement and the same shall be in full force and effect as of the Effective Time.

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(j) Certificates of Designation. Parent shall have filed or caused to have been filed with the Secretary of State of the State of Delaware Certificates of Designation relating to the New Series B Shares, New Series D Shares and New Series E Shares in the forms attached hereto as Exhibits A, B, and C, respectively, and the same shall be in full force and effect as of the Effective Time (the “New Preferred Certificates of Designation”).

(k) Parent Reverse Split. The Parent Reverse Split shall have been effected.

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or Parent) by mutual written consent of the Company and Parent.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or Parent) by either the Company Board or the Parent Board:

(a) if the Merger has not been consummated on or before December 31, 2015 (the “Outside Date”); provided, however, that if by the Outside Date, any of the conditions set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied but all other conditions to the Parties' obligation to consummate the Merger shall have been satisfied or shall be capable of being satisfied at the Closing, then the Outside Date may be extended from time to time by any Party, in its discretion, by written notice to the other Parties to a date not later than March 31, 2016 (in which case any references to the Outside Date herein shall mean the Outside Date as extended); provided, that the right to extend or terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached its obligations in any material respect under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Merger to have been consummated by the Outside Date;

(b) if any Governmental Entity shall have issued a final and non-appealable Order permanently enjoining, restraining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order; or

(c) if the Company Stockholder Approval or the Parent Stockholder Approval has not been obtained after a vote thereon at the Company Stockholder Meeting (or any adjournment or postponement thereof) or the Parent Stockholder Meeting (or any adjournment or postponement thereof), respectively; provided, however, the Company may not terminate this Agreement without Parent’s approval if Company Stockholder Approval was not obtained solely because (1) the consent of the holders of a majority of the outstanding Series D Shares was not obtained and one or more holders of the outstanding Series D Shares did not execute a Company Support Agreement with respect to such shares and/or (2) the consent of the holders of a majority of the outstanding Series E Shares was not obtained and one or more holders of the outstanding Series E Shares did not execute a Company Support Agreement with respect to such shares.

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Section 8.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if prior to the receipt of the Parent Stockholder Approval, the Parent Board authorizes Parent, in full compliance with the terms of this Agreement, including Section 6.11(b) hereof, to enter into a Parent Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Parent Superior Proposal; provided; that Parent shall have paid any amounts due pursuant to Section 8.6 hereof in accordance with the terms, and at the times, specified therein; and provided, further that in the event of such termination, Parent substantially concurrently enters into such Parent Acquisition Agreement;

(b) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Company Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Company Takeover Proposal, (iv) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (v) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.3(b); or

(c) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.2(a) or (b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Outside Date; provided, that Parent shall have given the Company at least thirty (30) days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.3(b); provided, further, Parent shall not have the right to terminate pursuant to this Section 8.3(b) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a) if prior to the receipt of the Company Stockholder Approval, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 6.11(a) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Company Superior Proposal; provided; that the Company shall have paid any amounts due pursuant to Section 8.6 hereof in accordance with the terms, and at the times, specified therein; and provided, further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement;

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(b) if (i) a Parent Adverse Recommendation Change shall have occurred, (ii) Parent shall have entered into, or publicly announced its intention to enter into, a Parent Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Parent Board fails to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten (10) Business Days after the date any Parent Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making such Parent Takeover Proposal, (iv) a tender offer or exchange offer relating to Parent Common Stock shall have been commenced by a Person unaffiliated with the Company and Parent shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Parent Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (v) Parent or the Parent Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.4(b); or

(c) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.3(a) or (b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the Outside Date; provided, that the Company shall have given Parent at least thirty (30) days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.4(c); provided, further, the Company shall not have the right to terminate pursuant to this Section 8.4(c) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.5 Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice to the other Party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any Party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such Party) to any other Party hereto, except (i) with respect to Section 6.2(b) (as well as the Confidentiality Agreement), this Section 8.5, Section 8.6, and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a Party, to the extent such liabilities or damages were the result of fraud or the willful breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

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Section 8.6 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 8.3(b), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Company Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 8.4(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Company Termination Fee.

(c) If this Agreement is terminated by the Company pursuant to Section 8.4(b), then Parent shall pay to the Company (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Parent Termination Fee.

(d) If this Agreement is terminated by Parent pursuant to Section 8.3(a), then Parent shall pay to the Company (by wire transfer of immediately available funds), at or prior to such termination, the Parent Termination Fee.

(e) If this Agreement is terminated (i) by Parent pursuant to Section 8.3(c) and the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or Parent pursuant to (x) Section 8.2(a) hereof and the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 8.2(c) hereof because the Company Stockholder Approval has not been obtained and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 8.2(a) or Section 8.3(c)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 8.2(c)), a Company Takeover Proposal shall (1) in the case of a termination pursuant to Section 8.2(a) or Section 8.2(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 8.3(c), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Company Takeover Proposal, or any Company Takeover Proposal shall have been consummated (in each case whether or not such Company Takeover Proposal is the same as the original Company Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Company Termination Fee less any Company Expense Reimbursement Amount already paid to Parent (it being understood for all purposes of this Section 8.6(e), all references in the definition of Company Takeover Proposal to 25% shall be deemed to be references to “more than 50%” instead). If a Person (other than Parent) makes a Company Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Company Takeover Proposal that is publicly disclosed, such initial Company Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (e).

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(f) If this Agreement is terminated (i) by the Company pursuant to Section 8.4(c) and the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or Parent pursuant to (x) Section 8.2(a) hereof and the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 8.2(c) hereof because the Parent Stockholder Approval has not been obtained and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 8.2(a) or Section 8.4(c)) or the Parent Stockholders Meeting (in the case of termination pursuant to Section 8.2(c)), a Parent Takeover Proposal shall (1) in the case of a termination pursuant to Section 8.2(a) or Section 8.2(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 8.4(c), have been publicly disclosed or otherwise made or communicated to Parent or the Parent Board, and not withdrawn, and (B) within twelve (12) months following the date of such termination of this Agreement Parent shall have entered into a definitive agreement with respect to any Parent Takeover Proposal, or any Parent Takeover Proposal shall have been consummated (in each case whether or not such Parent Takeover Proposal is the same as the original Parent Takeover Proposal made, communicated or publicly disclosed), then in any such event Parent shall pay to the Company (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Parent Termination Fee less any Parent Expense Reimbursement Amount already paid to the Company (it being understood for all purposes of this Section 8.6(f), all references in the definition of Parent Takeover Proposal to 25% shall be deemed to be references to “more than 50%” instead). If a Person (other than the Company) makes a Parent Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Parent Stockholder Meeting, as applicable, and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Parent Takeover Proposal that is publicly disclosed, such initial Parent Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (f).

(g) If this Agreement is terminated pursuant to Section 8.2(c) because the Company Stockholder Approval was not obtained at the Company Stockholder Meeting and Section 8.6(e) does not apply, then the Company shall pay to Parent (by wire transfer of immediately available funds) within two (2) business days after such termination, the Company Expense Reimbursement Amount.

(h) If this Agreement is terminated pursuant to Section 8.2(c) because the Parent Stockholder Approval was not obtained at the Parent Stockholder Meeting and Section 8.6(f) does not apply, then Parent shall pay to the Company (by wire transfer of immediately available funds) within two (2) business days after such termination, the Parent Expense Reimbursement Amount.

(i) Each Party acknowledges and hereby agrees that the provisions of this Section 8.6 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Parties would not have entered into this Agreement. If a Party shall fail to pay in a timely manner the amounts due pursuant to this Section 8.6 (the “Termination Party”), and, in order to obtain such payment, the Other Party makes a claim against the Termination Party that results in a judgment against the Termination Party, the Termination Party shall pay to the Other Party the reasonable costs and expenses of the Other Party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.6 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a three hundred sixty (360)-day year. The parties acknowledge and agree that in no event shall a Party be obligated to pay the Termination Fee on more than one occasion.

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(j) Except as expressly set forth in this Section 8.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 8.7 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company or Parent, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 8.8 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards, may, subject to applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the Other Party, (b) waive any inaccuracies in the representations and warranties of the Other Party contained in this Agreement and (c) waive compliance with any of the agreements or conditions of the Other Party contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company and Parent, there may not be, without further approval of such stockholders any extension or waiver of this Agreement that requires such further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Article I and Article II, Section 6.6, Section 6.7, Section 6.8 and Section 6.14) that by their terms are to be performed in whole or in part after the Effective Time and this Article IX.

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Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), in each case on a Business Day; (b) on the fifth (5th) Business Day after dispatch by registered or certified mail (return receipt requested and first-class postage prepaid); or (c) on the next Business Day if transmitted by national overnight courier (with proof of service), in each case as follows:

(a) if to Parent or Merger Sub, to:	CollabRx, Inc. 44 Montgomery Street, Ste. 800 San Francisco, CA 94104 Attn: Thomas R. Mika (415) 248-5350

with a copy (which shall not constitute notice) to:	Goodwin Procter LLP 135 Commonwealth Drive. Menlo Park, CA 94025 Attn: William Davisson (650) 752-3114

(b) if to the Company, to:	Medytox Solutions, Inc. 400 South Australian Avenue, Ste. 800 West Palm Beach, FL 33401 Attn: Seamus Lagan (561) 855-1620

with a copy (which shall not constitute notice) to:	Akerman LLP One Southeast Third Avenue, 25th Fl. Miami, FL 33131 Attn: J. Thomas Cookson (305) 982-5560

Section 9.3 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the Other Party, it being understood that each Party need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement (including the Exhibits and Schedules hereto), the Company Support Agreements, the Parent Support Agreements, the Confidentiality Agreement, the Bridge Agreements, the Post-Merger Stockholders Agreement and any document delivered by the Parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral (including without limitation the LOI, which is hereby terminated for all purposes and in all respects), among the Parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, and the Company Disclosure Letter and the Parent Disclosure Letter (other than an exception expressly set forth as such therein), the statements in the body of this Agreement will control.

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(b) Except as provided in Section 6.7 and Section 6.14 hereof (which shall be to the benefit of and may be enforced by the parties referred to in such section), this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York (without giving effect to choice of law principles thereof).

Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the Other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.9 Submission to Jurisdiction; Waivers. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any Other Party or its successors or assigns may be brought and determined exclusively in any federal or state court located in the State and County of New York (the “Applicable Courts”), and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Applicable Courts and agrees that it will not bring any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof in any court other than the Applicable Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof, (a) any claim that it is not personally subject to the jurisdiction of the Applicable Courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such Applicable Court or from any legal process commenced in such Applicable Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the Action in any such Applicable Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Applicable Courts. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.2; provided that nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

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Section 9.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or otherwise breached, that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Applicable Court, in addition to any other remedy to which they are entitled at Law or in equity. Each Party further acknowledges and agrees that the agreements contained in this Section 9.10 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Other Party would not enter into this Agreement. Each Party further agrees that no Other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11.

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Section 9.12 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “dollars” or “$” are to United States dollars. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisors. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

Section 9.13 Publicity. The initial press release with respect to this Agreement and the Merger shall be mutually agreed upon by Parent and the Company. Thereafter, neither Parent nor the Company shall, and neither Parent nor the Company shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that either Party may, without the prior consent of the Other Party (but after prior consultation with the Other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ; provided, further, that each Party may make oral or written public announcements, releases or statements without complying with the foregoing procedures if the substance of such announcement, release or statement was publicly disclosed and previously subject to the foregoing requirements. Notwithstanding anything herein to the contrary, the restrictions of this Section 9.13 shall cease to apply following a Company Adverse Recommendation Change or Parent Adverse Recommendation Change.

Section 9.14 Definitions. As used in this Agreement the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company or Parent, as applicable, than those terms currently in effect and contained in the Confidentiality Agreement, and which includes standstill provisions in a customary form.

“Actions” has the meaning set forth in Section 3.8(a).

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or otherwise.

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“Affiliated Group” shall mean any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision-of any Law.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated D&D Note” means the Amended and Restated 10% Convertible Non-Negotiable Senior Promissory Note by Parent in favor of the holder specified therein in the form attached hereto as Exhibit D.

“Applicable Courts” has the meaning set forth in Section 9.9.

“Articles of Merger” has the meaning set forth in Section 1.3.

“Asset Contribution” has the meaning set forth in Section 6.18(b).

“Asset Contribution Document” has the meaning set forth in Section 6.18(b).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Baron New Employment Agreement” means an Employment Agreement between Parent and/or the applicable Subsidiary of Parent and Clifford Baron, in the form attached hereto as Exhibit E.

“Board” means the board of directors of any specified Person and any committees thereof.

“Bridge Agreements” mean that certain Loan and Security Agreement between Parent and the Company, the Grid Note issued by Parent to the Company and that certain Agreement between Parent and the Company, in each case, dated as of January 16, 2015, as the same may be amended from time to time.

“Business Day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York are required to close.

“Capital Stock Book-Entry Shares” has the meaning set forth in Section 1.8(f).

“Capital Stock Certificates” has the meaning set forth in Section 1.8(f).

“Class A Preferred Shares” has the meaning set forth in Section 4.2(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Capitalization” means the number of shares of Parent Common Stock, on a Fully Diluted Basis, outstanding as of immediately after the Effective Time, except for (i) all D&D Convertible Shares, (ii) all New Preferred Shares, (iii) all Post-Closing Company Stock Options and (iv) all Post-Closing Parent Stock Options.

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“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.11(a)(i).

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.11(a)(i).

“Company Benefit Plan” has the meaning set forth in Section 3.12(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 6.3.

“Company Capital Stock” means the Company Common Stock, Company Preferred Stock and any other capital stock of the Company.

“Company Capitalization Date” has the meaning set forth in Section 3.2(a).

“Company Common Stock” has the meaning set forth in Section 1.8(b).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Dissenting Shares” has the meaning set forth in Section 1.9.

“Company Employees” means employees of the Company or any Subsidiary at Closing who remain or become an employee of the Company, Parent or any Affiliate at Closing.

“Company Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Company Equity Award” means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.

“Company Expense Reimbursement Amount” means $1,000,000.00.

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“Company Financial Statements” has the meaning set forth in Section 3.5(a).

“Company Foreign Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Insiders” means those officers and directors (including directors by deputization) of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Company Insurance Policy” has the meaning set forth in Section 3.17.

“Company Intellectual Property” has the meaning set forth in Section 3.15(a).

“Company Intellectual Property Licenses” has the meaning set forth in Section 3.15(d).

“Company Leased Real Property” has the meaning set forth in Section 3.10.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by or compliance with the terms of this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which the Company and its Subsidiaries operate; (e) any change in Laws or the interpretation thereof or GAAP or the interpretation thereof; or (f) disclosures in the Company Disclosure Letter; provided further, however, that any event, change and effect referred to in clauses (a), (c), (d) or (e) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contracts” has the meaning set forth in Section 3.11(b).

“Company Notice Period” has the meaning set forth in Section 6.11(a)(iv).

“Company Option Cancellation” means the cancellation, by written agreement executed by the Company and the applicable optionee prior to but effective as of the Effective Time of options exercisable for shares of Company Common Stock (such number of options cancelled, the “Cancelled Company Options”). For the avoidance of doubt, Cancelled Company Options are not included in the Company Select Effective Time Shares.

“Company Owned Real Property” has the meaning set forth in Section 3.10.

“Company Permits” has the meaning set forth in Section 3.18(a).

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“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.15(d).

“Company Restricted Stock” has the meaning set forth in Section 1.9(b).

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Securities” has the meaning set forth in Section 3.2(b)(i).

“Company Select Effective Time Shares” has the meaning set forth in Section 1.8(b).

“Company Stock Award” means each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan, other than Company Stock Options.

“Company Stock Options” has the meaning set forth in Section 1.11(a).

“Company Stock Plans” has the meaning set forth in Section 3.2(b)(i).

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Stockholder Meeting” has the meaning set forth in Section 6.3.

“Company Subsidiary Securities” has the meaning set forth in Section 3.2(d).

“Company Superior Proposal” means a bona fide written Company Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Company Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Company Takeover Proposal, (d) the other terms and conditions of such Company Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Company Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the Company Notice Period set forth in Section 6.11(a)(iv).

“Company Support Agreement” has the meaning set forth in the Recitals.

“Company Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty-five percent (25%) or more of the fair market value of the Company’s consolidated assets or to which twenty-five percent (25%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty-five percent (25%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty-five percent (25%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own twenty-five percent (25%) or more of the consolidated assets, or net revenues of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

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“Company Termination Fee” means $1,000,000.00.

“Company Voting Debt” has the meaning set forth in Section 3.2(c).

“Confidentiality Agreement” means the Confidentiality and Non-Circumvent Agreement dated November 24, 2014 between the Company and Parent.

“Contracts” means, with respect to any Person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements, or similar instruments to which such Person or any of its Subsidiaries is a party, whether oral or written.

“Converted Parent Stock Option” has the meaning set forth in Section 1.11(a).

“Credit Agreements” means the Company’s credit agreements and the Parent’s credit agreements (or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of the applicable Party or its Subsidiaries or successors to terminate or pre-pay such facilities, or contain financial terms less favorable, in the aggregate, than existing credit facilities, and as they may be so renewed, extended or replaced).

“D&D Convertible Note” means the 10% Convertible Non-Negotiable Senior Promissory Note, dated as of December 31, 2014, by the Company in favor of D&D Funding II, LLC.

“D&D Convertible Shares” means the number of shares of Parent Common Stock issuable under the Amended and Restated D&D Note plus the number of shares of Parent Common Stock underlying the warrant issuable under the Amended and Restated D&D Note, in each case assuming that the Amended and Restated D&D Note was converted on the Closing Date.

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“Disclosing Party” has the meaning set forth in Section 6.15.

“Disclosure Letter” has the meaning set forth in Section 6.15.

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Laws” means any and all Laws that (i) regulate or relate to the protection of human health and safety to the extent exposed to harmful or deleterious substances in the workplace, protection or clean-up of natural resources (including without limitation wildlife and plants) and the environment (including without limitation soils, subsurface soils, groundwater, surface and subsurface water, waterways and ambient air); (ii) regulate or relate to the treatment, storage, handling, packaging, labeling, transport or disposal, arrangement for transport or disposal, or release of, or exposure to, any pollutants, contaminants, hazardous substances, wastes or similarly regulated materials; or (iii) impose liability with respect to any of the foregoing, including property and business transfer Laws to the extent relating to identification and allocation of environmental liabilities.

“Environmental Permit” means any permit, certificate, consent, registration, exemption, variance, plan, approval, identification number, license and other authorization issued by any Governmental Entity or required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor or pursuant thereto.

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” has the meaning set forth in Section 3.12(a).

“Exchange Act” has the meaning set forth in Section 3.4(a).

“Exchange Agent” has the meaning set forth in Section 2.1.

“Exchange Fund” has the meaning set forth in Section 2.1.

“Exchange Ratio” has the meaning set forth in Section 1.8(b).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Joint Proxy Statement, the filing of any required notices with Governmental Entities, or in connection with other regulatory approvals, and all other matters related to the Merger and any other transactions contemplated hereby.

“FCPA” has the meaning set forth in Section 3.9(a).

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“Form S-4” has the meaning set forth in Section 6.1.

“Fully Diluted Basis” means, for purposes of determining the number of outstanding shares of stock, the number of outstanding shares of stock assuming the exercise, conversion, redemption or exchange of all securities, rights, or obligations which are outstanding and by its terms convertible into or redeemable or exchangeable or exercisable for shares of such stock, including without limitation, outstanding options, warrants, restricted stock units, convertible preferred stock and convertible promissory notes.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Hazardous Material” means chemicals, materials, substances or wastes in any amount or concentration that are regulated pursuant to or the basis for liability pursuant to any Environmental Law, including any “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “regulated substance,” “solid waste,” “contaminant” or words of similar import defined under any Environmental Law.

“HIPAA” has the meaning set forth in Section 4.18(b).

“Indebtedness” means, with respect to a Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar agreements, (iii) all leases of such Person capitalized pursuant to GAAP, and (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Intellectual Property” means trademarks, trade names, service marks, brand names, certification marks, trade dress or any other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas and know-how, whether patentable or not, in any domestic or foreign jurisdiction; patents, applications for patents (including divisions, continuations, continuations-in-part and renewal applications), utility models, statutory invention registrations, and any renewals, extensions, reexaminations or reissues thereof, in any such jurisdiction; non-public information, trade secrets and confidential information (including confidential information of another Person) and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; writings and other works of authorship, whether copyrightable or not, in any such jurisdiction; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar or other intellectual property or proprietary rights.

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“IRS” has the meaning set forth in Section 3.12(b).

“Joint Proxy Statement” has the meaning set forth in Section 6.1.

“Key Company Stockholders” means the Persons identified as such set forth on Appendix A hereto.

“Key Employee” has the meaning set forth in the Recitals.

“Key Parent Stockholders” means the Persons identified as such set forth on Appendix A hereto.

“Knowledge” means (i) with respect to the Company, the actual knowledge after due inquiry of any of the Persons listed in Section 9.14 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge after due inquiry of any of the Persons listed in Section 9.14 of the Parent Disclosure Letter.

“Law” means any applicable federal, regional, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, Order, code, ruling, decree, arbitration award, legally enforceable requirement, license or permit of any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 2.1.

“Lien” means any lien, mortgage, pledge, encumbrance, condition, restriction, lease, license, security interest or deed of trust.

“LOI” means the Non-Binding Letter of Intent, dated as of December 6, 2014, between Parent and the Company.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth Section 1.8(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Name Change” has the meaning set forth in Section 6.3.

“NASDAQ” means the NASDAQ stock market.

“New Employment Agreement” means an Employment Agreement between Parent and/or the applicable Subsidiary of Parent and the Key Employee, in the form attached hereto as Exhibit F.

“New Preferred Certificates of Designation” has the meaning set forth in Section 7.3(i).

“New Preferred Shares” has the meaning set forth in Section 1.8(e).

“New Series B Shares” has the meaning set forth in Section 1.8(c).

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“New Series D Shares” has the meaning set forth in Section 1.8(d).

“New Series E Shares” has the meaning set forth in Section 1.8(e).

“New Sub” has the meaning set forth in Section 6.18(a).

“Non-assignable Assets” has the meaning set forth in Section 6.18(c).

“NRS” has the meaning set forth in Section 1.1.

“Order” has the meaning set forth in Section 3.8(a).

“Organizational Documents” means, with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement, stockholders agreement or other organizational document of such entity and any amendments thereto.

“Other Party” means, with respect to the Company, Parent or Merger Sub and means, with respect to Parent or Merger Sub, the Company, unless the context otherwise requires.

“Outside Date” has the meaning set forth in Section 8.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Agreement” has the meaning set forth in Section 6.11(b)(i).

“Parent Adverse Recommendation Change” has the meaning set forth in Section 6.11(b)(i).

“Parent Assets” means all tangible and intangible, recorded and unrecorded, moveable and immoveable, real and personal assets, properties, rights and privileges that are owned, leased, licensed, used or held for use by Parent and all of the goodwill associated therewith.

“Parent Benefit Plan” has the meaning set forth in Section 4.12(a).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 6.3.

“Parent Capital Stock” means the Parent Common Stock, Parent Preferred Stock and any other capital stock of Parent.

“Parent Capitalization Date” has the meaning set forth in Section 4.2(a).

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Effective Time Shares” has the meaning set forth in Section 1.8(b).

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“Parent Employees” means employees of Parent or any Subsidiary at Closing who remain or become an employee of the Company, Parent or any Affiliate at Closing.

“Parent Equity Award” means a Parent Stock Option or a Parent Stock Award or a phantom stock award, as the case may be.

“Parent Expense Reimbursement Amount” means $1,000,000.00.

“Parent Financial Advisor” has the meaning set forth in Section 4.22.

“Parent Financial Statements” has the meaning set forth in Section 4.5(a).

“Parent 401(k) Plan” has the meaning set for in Section 6.6(d).

“Parent Foreign Benefit Plans” has the meaning set forth in Section 4.12(a).

“Parent Insurance Policy” has the meaning set forth in Section 4.17.

“Parent Intellectual Property” has the meaning set forth in Section 4.15(a).

“Parent Intellectual Property Licenses” has the meaning set forth in Section 4.15(d).

“Parent Leased Real Property” has the meaning set forth in Section 4.10.

“Parent Liabilities” means all of the obligations and liabilities of Parent.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of Parent and its Subsidiaries, taken as a whole, provided, however, that, a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by or compliance with the terms of this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which Parent and its Subsidiaries operate; (e) any change in Laws or the interpretation thereof or GAAP or the interpretation thereof; (f) disclosure in the Parent Disclosure Letter; (g) the circumstances set forth in the Form 8-K filed with the SEC on November 24, 2014 and the Form 8-K filed with the SEC on December 3, 2014; and (h) Parent’s shortage in cash; provided further, however, that any event, change and effect referred to in clauses (a), (c), (d) or (e) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

“Parent Material Contracts” has the meaning set forth in Section 4.11(b).

“Parent Notice Period” has the meaning set forth in Section 6.11(b)(iv).

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“Parent Owned Real Property” has the meaning set forth in Section 4.10.

“Parent Permits” has the meaning set forth in Section 4.18.

“Parent Personnel Agreements” has the meaning set forth in Section 4.15(f).

"Parent Preferred Stock" has meaning set forth in Section 4.2(a).

“Parent Proposals” has the meaning set forth in Section 6.3.

“Parent Registered Intellectual Property” has the meaning set forth in Section 4.15(d).

“Parent Rights Agreement” means the Shareholders Rights Agreement, dated as of April 13, 2011, between Tegal Corporation (a predecessor in interest to Parent) and Registrar and Transfer Company, as Rights Agent, as amended by the Amendment to Shareholder Rights Agreement dated on or around the date hereof.

“Parent Reverse Split” means a 1 for 2.5 reverse split of Parent Capital Stock to be effected immediately prior to the Effective Time. Prior to the Effective Time, each Party shall consider in good faith making any modifications to the foregoing reverse split as the Other Party deems necessary or appropriate taking into account such factors as the listing requirements for NASDAQ, and shall not unreasonably withhold its consent to any such proposed modification.

“Parent SEC Documents” has the meaning set forth in Section 4.5(a).

“Parent Securities” has the meaning set forth in Section 4.2(b)(ii).

“Parent Share Issuance” has the meaning set forth in the Recitals.

“Parent Stock Award” means each restricted stock award and other right, contingent or accrued, to acquire or receive shares of Parent Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Parent Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Parent Stock Plan (as defined below), other than Parent Stock Options.

“Parent Stock Options” has the meaning set forth in Section 1.10.

“Parent Stock Plan” has the meaning set forth in Section 4.2(b)(i).

“Parent Stockholder Approval” has the meaning set forth in Section 4.3(a).

“Parent Stockholder Meeting” has the meaning set forth in Section 6.3.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.2(d).

“Parent Superior Proposal” means a bona fide written Parent Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of Parent’s consolidated assets or a majority of the outstanding Parent Common Stock, that the Parent Board determines in good faith (after consultation with outside legal counsel and the Parent Financial Advisor) is more favorable from a financial point of view to the holders of Parent Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Parent Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Parent Takeover Proposal, (d) the other terms and conditions of such Parent Takeover Proposal and the implications thereof on Parent, including relevant legal, regulatory and other aspects of such Parent Takeover Proposal deemed relevant by the Parent Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Company during the Parent Notice Period set forth in Section 6.11(a)(iv).

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“Parent Support Agreement” has the meaning set forth in the Recitals.

“Parent Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than the Company, Parent and its Subsidiaries) relating to any (a) direct or indirect acquisition of assets of Parent or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty-five percent (25%) or more of the fair market value of Parent's consolidated assets or to which twenty-five percent (25%) or more of Parent net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty-five percent (25%) or more of the voting equity interests of Parent, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty-five percent (25%) or more of the voting equity interests of Parent, (d) merger, consolidation, other business combination or similar transaction involving Parent or any of its Subsidiaries, pursuant to which such Person would own twenty-five percent (25%) or more of the consolidated assets, or net revenues of Parent, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Parent or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Parent.

“Parent Termination Fee” means $1,000,000.00.

“Parent Voting Debt” has the meaning set forth in Section 4.2(c).

“Parent's 2007_Stock Plan” means the Tegal Corporation 2007 Incentive Award Plan.

“Parties” has the meaning set forth in the Preamble.

“PBGC” has the meaning set forth in Section 3.12(b).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements or Parent Financial Statements, as applicable, (ii) Liens in favor of vendors, leasors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of Law or Contract and that secure obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements or Parent Financial Statements, as applicable, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon, (iv) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, and (v) Liens existing or expressly permitted pursuant to the Credit Agreements.

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“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Entity, or other entity or group (as defined in the Exchange Act).

“Post-Closing Company Stock Options” means options to purchase up to 14,800,000 shares of Parent Common Stock (such number after taking into account the Parent Reverse Split) to be granted to certain of the holders of the Cancelled Company Options after the Effective Time.

“Post-Closing Parent Stock Options” has the meaning set forth in Section 5.3(b).

“Post-Merger Stockholders Agreement” means the Stockholders Agreement, in substantially the form attached hereto as Exhibit G, among Parent, the Key Parent Stockholders and the Key Company Stockholders.

“Qualifying Amendment” has the meaning set forth in Section 6.1.

“Related Entity” means, with respect to a Party, any Person that is not a Subsidiary of such Party in which such Party or a Subsidiary of such Party directly owns an Equity Interest.

“Release” means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

“Representatives” means, with respect to any Party, such Party or any of its Subsidiaries’ respective directors, officers, partners, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents or other representatives.

“Requisite Approvals” has the meaning set forth in Section 7.1(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” has the meaning set forth in Section 3.5(a).

“Section 16 Information” means information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger, and the number and description of Company Stock Options or Company Restricted Stock held by each such Company Insider, as applicable, in connection with the Merger; provided that the requirement for a description of any Company Stock Options shall be deemed to be satisfied if copies of all Company Stock Plans, and forms of agreements evidencing grants thereunder, under which such Company Stock Options have been granted, have been made available to Parent.

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“Series B Shares” has the meaning set forth in Section 1.8(c).

“Series B Shareholder” has the meaning set forth in Section 1.8(c).

“Series C Shares” has the meaning set forth in Section 3.2(a).

“Series D Shareholder” has the meaning set forth in Section 1.8(d).

“Series D Shares” has the meaning set forth in Section 1.8(d).

“Series E Shareholder” has the meaning set forth in Section 1.8(e).

“Series E Shares” has the meaning set forth in Section 1.8(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Approval” means the Company Stockholder Approval or the Parent Stockholder Approval, as applicable.

“Subsidiary” means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statute” has the meaning set forth in Section 3.3(c).

“Tax-Free Reorganization/Contribution” has the meaning set forth in the Recitals.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and, in each case, any amendments thereto.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

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“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Party” has the meaning set forth in Section 8.6(i).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent, the Company or any of their respective Affiliates, and the Representatives of such Person, in each case, acting in such capacity.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Updated Disclosure Letter” has the meaning set forth in Section 6.15.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COLLABRX, INC.

By:	/s/ Thomas R. Mika
Name: Thomas R.Mika
Title:President and Chief Executive Officer

COLLABRX MERGER SUB, INC.

By:	/s/ Thomas R. Mika
Name: Thomas R.Mika
Title: President

MEDYTOX SOLUTIONS, INC.

By:	/s/ Seamus Lagan
Name: Seamus Lagan
Title: Chief Executive Officer

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Appendix A

Key Stockholders

Key Company Stockholders:

Alcimede, LLC

Epizon, Ltd.

Sharon Hollis

Aella, Ltd.

Frank Roca

Steve Sramowicz

Tom Mendolia

Jace Simmons

Bill Forhan

Key Parent Stockholders:

Thomas R. Mika

A-1

Appendix B

Key Employee

Thomas R. Mika

B-2